EXHIBIT 2.1

                                                            EXHIBIT 2.1














                 AGREEMENT AND PLAN OF REORGANIZATION


                                 AMONG


                       BPC HOLDING CORPORATION,

                      BERRY PLASTICS CORPORATION,

                        VABC ACQUISITION CORP.,

                       VENTURE PACKAGING, INC.,

                          THE SUBSIDIARIES OF
                        VENTURE PACKAGING, INC.

                                  AND

                          THE SHAREHOLDERS OF
                        VENTURE PACKAGING, INC.







                            AUGUST 29, 1997

                           TABLE OF CONTENTS

                                                                   PAGE


SECTION 1.  GENERAL  2
     1.1.  The Merger  2
     1.2.  Effective Time of the Merger  2
     1.3.  Effect of the Merger  2
     1.4.  Charter, By-Laws, Officers and Directors of Surviving Corporation
             2
     1.5.  Taking of Necessary Action; Further Assurances  3
     1.6.  Authorization of the Merger, this Agreement and the Certificate of
                Merger..................................................... 3
     1.7.  Closing; Closing Deliveries; Filing of Certificate of Merger and
                Certificate of Designation........................... 3

SECTION 2.  PAYMENT OF PURCHASE PRICE; EFFECT OF MERGER ON CAPITAL STOCK OF
                CONSTITUENT CORPORATIONS............................. 6
     2.1.  Effect on Capital Stock  6
     2.2.  Delivery of Funds; Surrender of Certificates  8
     2.3.  No Further Ownership Rights in Company Common Stock  9
     2.4.  Restrictive Legends  9

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER  9
     3.1.  Title to the Shares  10
     3.2.  Authority; Noncontravention; Consents  10
     3.3.  Investment by WJR and DCR  11

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  12
     4.1.  Organization; Good Standing; Qualification and Power  13
     4.2.  Equity Investments  13
     4.3.  Capital Stock  13
     4.4.  Authority; Noncontravention; Consents  13
     4.5.  Financial Statements  15
     4.6.  Absence of Undisclosed Liabilities  15
     4.7.  Absence of Changes  16
     4.8. (a) Tax Matters  16
           (b) Industrial Development Bonds.  17
     4.9.  Title to Assets, Properties and Rights and Related Matters  19
     4.10.  Real Property-Owned or Leased  20
     4.11.  Intellectual Property  21
     4.12.  Agreements, No Defaults, Etc.  22
     4.13.  Litigation, Etc.  24
     4.14.  Compliance; Governmental Authorizations  24
     4.15.  Labor Relations; Employees  24
     4.16.  ERISA Compliance  25
     4.17.  Environmental Matters  27
     4.18.  Brokers  29
     4.19.  Related Transactions  29
     4.20.  Accounts and Notes Receivable  29
     4.21.  Accounts and Notes Payable  30
     4.22.  Inventories  30
     4.23.  Suppliers and Vendors  30
     4.24.  Customers  30
     4.25.  Disclosure  31
     4.26.  Prospective Breach  31

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND ACQUISITION
                SUB................................................. 31
     5.1.  Organization, Good Standing, Qualification and Power  31
     5.2.  Authority  32
     5.3.  Capital Stock  32
     5.4.  Noncontravention; Consents  33
     5.5.  SEC Documents  33
     5.6.  Brokers  34
     5.7.  Prospective Breach  34
     5.8.  No Defaults  34
     5.9.  Absence of Changes  34
     5.10.  Litigation, Etc.  35

SECTION 6.  CERTAIN AGREEMENTS  35
     6.1.  Confidentiality  35
     6.2.  Consents  35
     6.3.  Efforts to Consummate  36
     6.4.  Public Announcements  36
     6.5.  Release  36
     6.6.  Tax Treatment of Preferred Stock and Warrants  37
     6.7.  Inventory  37

SECTION 7.  [INTENTIONALLY OMITTED]  37

SECTION 8.  INDEMNIFICATION  37
     8.1.  Indemnification Generally; Etc.  37
           (a)  By the Shareholder Group in Favor of the Buyer Group  37
           (b)  By the Shareholders in Favor of the Buyer Group  38
           (c)  By Parent, Buyer and Acquisition Sub in Favor of the
                      Shareholders.................................. 38
     8.2.  Limitations on Indemnification  39
           (a)  Indemnity Baskets for the Shareholder Group  39
           (b)  Indemnity Limitations for the Shareholder Group  39
           (c)  Indemnity Baskets for the Buyer Group  39
     8.3.  Assertion of Claims; Payment of Claims; Forfeiture of Preferred
                Stock............................................... 40
     8.4.  Notice and Defense of Third Party Claims  41
     8.5.  Survival of Representations and Warranties  42
     8.6.  No Third Party Reliance  43
     8.7.  Remedies Exclusive  43

SECTION 9.  ADDITIONAL AGREEMENTS  43
     9.1.  Expenses  43
     9.2.  Disclosure of Information; Noncompetition  44
     9.3.  Use of Name  44
     9.4.  Relationships with Vendors and Customers  45
     9.5.  Termination of Affiliate Transactions  45

SECTION 10.     [INTENTIONALLY OMITTED]  45

SECTION 11.     MISCELLANEOUS PROVISIONS  45
     11.1.  Amendment  45
     11.2.  Extension; Waiver  45
     11.3.  Entire Agreement  46
     11.4.  Severability  46
     11.5.  No Third Party Beneficiaries; Successors and Assigns  46
     11.6.  Headings  46
     11.7.  Notices  46
     11.8.  Counterparts  48
     11.9.  Governing Law  48
     11.10.  Incorporation of Exhibits and Schedules  48
     11.11.  Construction  48
     11.12.  Remedies  48
     11.13.  Waiver of Jury Trial  48
     11.14.  Independence of Covenants and Representations and Warranties  48
     11.15.  Parent Guaranty  49

                        SCHEDULES AND EXHIBITS



     Schedule I -     Shareholders and Capitalization of the
                           Company
     Schedule II -    Capitalization of Parent
     Schedule III -   Exhibits to SEC Documents

     Annex I          -    Definitions

     Exhibit A        -    Certificate of Merger
     Exhibit B        -    Restated Certificate of Incorporation
     Exhibit C        -    Shareholder Materials
     Exhibit D        -    Encore Supply Agreement
     Exhibit E        -    WJR Employment and Noncompete Agreement
     Exhibit F        -    DCR Employment and Noncompete Agreement
     Exhibit G        -    Amended License Agreement
     Exhibit H        -    Opinion of Counsel to the Company, the
                           Subsidiaries and the Designated Shareholders
     Exhibit I        -    Form of Invention Assignment Agreement
     Exhibit J        -    Form of Joinder Agreement
     Exhibit K        -    Certificate of Designation
     Exhibit L        -    Form of Warrant
     Exhibit M        -    Opinion of Counsel to Parent, Buyer and Acquisition
                           Sub
     Exhibit N        -    Stock Forfeiture Agreement

                                            AGREEMENT AND PLAN OF
                                 REORGANIZATION dated as of August 29, 1997, among BPC HOLDING CORPORATION, a Delaware corporation ("Parent"), BERRY PLASTICS CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent ("Buyer"), VABC ACQUISITION CORP., a Delaware corporation and wholly- owned subsidiary of Buyer ("Acquisition Sub"), VENTURE PACKAGING, INC., a Delaware corporation (the "Company"), THE WHOLLY-OWNED SUBSIDIARIES OF THE COMPANY (as defined below) and all of THE SHAREHOLDERS OF THE COMPANY NAMED ON SCHEDULE I attached hereto (each, a "Shareholder", and collectively, the "Shareholders").


           The Company, together with each of Venture Packaging Southeast, Inc., a South Carolina corporation, and Venture Packaging Midwest, Inc., an Ohio corporation, (each, a "Subsidiary" and collectively, the "Subsidiaries") is engaged in the business (the "Subject Business") of manufacturing, marketing and selling plastic packaging products and filling machines. The respective Boards of Directors of each of Buyer, Acquisition Sub and the Company have duly approved and adopted this Agreement and Plan of Reorganization (this "Agreement"), the Certificate of Merger in substantially the form of EXHIBIT A attached hereto (the "Certificate of Merger") and the proposed merger (the "Merger") of Acquisition Sub with and into the Company in accordance with, and subject to, the terms and conditions of this Agreement, the Certificate of Merger and the Delaware General Corporation Law (the "Delaware Statute") whereby, among other things, each issued and outstanding share of common stock, $.001 par value (the "Company Common Stock"), of the Company not owned of record by the Company will be converted into the right to receive cash and/or certain securities of Parent in the manner set forth in Section 2 of this Agreement and the Certificate of Merger. Capitalized terms used but not defined herein have the meanings set forth in ANNEX I hereto.

           NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the Certificate of Merger and the representations, warranties, covenants, agreements and conditions contained herein and in the Certificate of Merger, the parties hereto hereby agree as follows:

           SECTION 1.  GENERAL

           1.1. THE MERGER. At the Effective Time and in accordance with, and subject to, the provisions of this Agreement, the Certificate of Merger and the Delaware Statute, Acquisition Sub shall be merged with and into the Company, which, at and after the Effective Time, shall be and is hereinafter sometimes referred to as the "Surviving Corporation." Acquisition Sub and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

        1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the filing by Acquisition Sub of the Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger shall conform with and shall be executed and delivered in the manner provided under the Delaware Statute and filed with the Secretary of State of the State of Delaware so as to become effective as of the Closing Date. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

           1.3. EFFECT OF THE MERGER. Except as specifically set forth herein or in the Certificate of Merger, at the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights, immunities, restrictions, debts, disabilities, liabilities and duties (collectively, the "Corporate Rights") of the Company shall continue in effect and be unimpaired by the Merger, and the Corporate Rights of Acquisition Sub shall be merged with and into the Company, which shall, as the Surviving Corporation, be fully vested therewith. At the Effective Time, the separate existence and corporate organization of Acquisition Sub shall cease, and Acquisition Sub shall be merged with and into the Surviving Corporation and the Merger shall have the effects set forth in Section 259 of the Delaware Statute.

           1.4. CHARTER, BY-LAWS, OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. From and after the Effective Time, (a) the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth in EXHIBIT B hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided in the Delaware Statute, (b) the By-laws of Acquisition Sub shall become the By-laws of the Surviving Corporation, unless and until altered, amended or repealed as provided in the Delaware Statute, the Surviving Corporation's certificate of incorporation or such By-laws; and (c) the officers and directors of Acquisition Sub shall become the officers and directors of the Surviving Corporation, respectively, unless and until removed or until their respective terms of office shall have expired in accordance with the Delaware Statute or the Surviving Corporation's certificate of incorporation or By-laws, as applicable.

           1.5. TAKING OF NECESSARY ACTION; FURTHER ASSURANCES. Prior to the Effective Time, and subject to the terms and conditions contained in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger as of the Effective Time.

           1.6. AUTHORIZATION OF THE MERGER, THIS AGREEMENT AND THE CERTIFICATE OF MERGER. (a) Simultaneously with the execution and delivery of this Agreement, the Shareholders, being the holders of all of the issued and outstanding shares of Company Common Stock, shall execute a written consent in lieu of a meeting and Buyer, as the sole shareholder of Acquisition Sub, shall execute a written consent in lieu of a meeting, each of which written consents shall be in accordance with Section 228 of the Delaware Statute and shall include resolutions approving and adopting the Merger, this Agreement, the Certificate of Merger and consummation of the transactions contemplated hereby, in each case as required by the Delaware Statute.

           (b) Each of Parent, Buyer, Acquisition Sub and the Company shall take, as promptly as practicable, all such other actions as may be necessary or advisable under the Delaware Statute and any other applicable law or regulation in connection with this Agreement, the Merger or the Certificate of Merger.
The Company shall prepare and distribute any written notice or other materials relating to the shareholder action contemplated by Section 1.6(a) required to be delivered pursuant to the Company's Charter or the Company's By-laws, the Delaware Statute or any other Federal or state law applicable to this Agreement, the Merger, the Certificate of Merger or such shareholder action, all of which are attached hereto as EXHIBIT C (collectively, the "Shareholder Materials"); PROVIDED, HOWEVER, that Buyer, Acquisition Sub and their counsel shall have a reasonable opportunity to review all Shareholder Materials and all Shareholder Materials shall be reasonably satisfactory in form and substance to Buyer, Acquisition Sub and their counsel.

       1.7. CLOSING; CLOSING DELIVERIES; FILING OF CERTIFICATE OF MERGER AND CERTIFICATE OF DESIGNATION. (a) The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, simultaneously with the execution and delivery of this Agreement (such date on which the Closing is consummated being referred to herein as the "Closing Date").

           (b) At the Closing, the Company and the Designated Shareholders shall deliver to Buyer:

                (i) counterparts of this Agreement, duly executed by the Company, the Subsidiaries and the Shareholders;

                (ii) counterparts of the Certificate of Merger, duly executed by the Company;

                (iii) counterparts of the Supply Agreement between Encore Industries, Inc., an Ohio corporation ("Encore"), and the Surviving Corporation in substantially the form attached hereto as EXHIBIT D (the "Encore Supply Agreement"), duly executed by Encore;

                (iv) counterparts of the Noncompetition and Employment Agreement between Buyer, Parent and Willard J. Rathbun ("WJR") substantially in the form attached hereto as EXHIBIT E (the "WJR Employment and Noncompete Agreement"), duly executed by WJR;

                (v) counterparts of the Noncompetition and Employment Agreement between Buyer, Parent and D. Craig Rathbun ("DCR") substantially in the form attached hereto as EXHIBIT F (the "DCR Employment and Noncompete Agreement"), duly executed by DCR;

                (vi) counterparts of the Amended and Restated License and Development Agreement between Midwest and the Rathbun Family Real Estate Group, substantially in the form attached hereto as EXHIBIT G (the "Amended License Agreement"), duly executed by the Rathbun Family Real Estate Group;

                (vii) copies of the Shareholder Materials;

                (viii)a certificate stating that the Company and the Shareholders have performed in all material respects all obligations and covenants required to be performed by them under this Agreement as of the Closing Date, duly executed by the Company and each Shareholder;

                (ix) an opinion of Shumaker, Loop & Kendrick, LLP, counsel for the Company, the Subsidiaries and the Designated Shareholders, in substantially the form attached hereto as EXHIBIT H;

                (x) duly executed copies of all consents and approvals in form and substance satisfactory to Buyer and its counsel, that the Company determines to be required for consummation of the transactions contemplated hereby;

                (xi) a schedule of all Shareholders' Expenses incurred by or on behalf of the Company, the Subsidiaries and the Shareholders through the Effective Time that are unpaid as of the Effective Time, duly certified by the Chief Financial Officer of the Company and the Shareholders' Representative;

                (xii) an Invention Assignment Agreement between Midwest and WJR, substantially in the form attached hereto as EXHIBIT I (the "Invention Assignment Agreements"), duly executed by WJR;

                (xiii)a Joinder Agreement to the Management Stockholder Agreement substantially in the form attached hereto as EXHIBIT J (the "Joinder Agreements"), duly executed by WJR and DCR;

                (xiv) certified copies of the resolutions of the Company's board of directors and the Shareholders, approving the Merger, this Agreement, all other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby;

                (xv) an officer's certificate certifying the Company's Charter, the Company's By-laws and the incumbency of each officer executing this Agreement or any agreement or instrument contemplated hereby; and

              (xvi) the original stock certificates representing Merger Shares that are held by the Shareholders.

           (c) At the Closing, Parent, Buyer and Acquisition Sub shall deliver to the Company and the Designated Shareholders:

                (i) counterparts of this Agreement, duly executed by Parent, Buyer and Acquisition Sub;

                (ii) counterparts of the Certificate of Merger, duly executed by Acquisition Sub;

                (iii) a copy of the Certificate of Designation, Preferences and Rights of Series B Cumulative Preferred Stock of Parent (the "Preferred Stock"), substantially in the form attached hereto as EXHIBIT K (the "Certificate of Designation"), duly executed by Parent;

                (iv) a stock certificate representing 150,000 shares of Series B Preferred Stock to be issued to WJR, and a stock certificate representing 50,000 shares of Series B Preferred Stock to be issued to DCR, each duly executed by the proper officers of Parent;

                (v) a Warrant to purchase shares of Class B Non-Voting Common Stock of Parent, substantially in the form attached hereto as EXHIBIT L (the "Warrants"), issued to each of WJR and DCR, duly executed by Parent;

                (vi) counterparts of the Encore Supply Agreement, duly executed by the proper officer of Midwest;

                (vii) counterparts of the WJR Employment and Noncompete Agreement, duly executed by Buyer and Parent;

                (viii)counterparts of the DCR Employment and Noncompete Agreement, duly executed by Buyer and Parent;

                (ix) counterparts of the Amended License Agreement, duly executed by the proper officer of Midwest;

                (x) a certificate stating that Parent, Buyer and Acquisition Sub have performed in all material respects all obligations and covenants required to be performed by them under this Agreement as of the Closing Date, duly executed by each of Parent, Buyer and Acquisition Sub;

                (xi) an opinion of O'Sullivan Graev & Karabell, LLP, counsel for Parent, Buyer and Acquisition Sub, in substantially the form attached hereto as EXHIBIT M;

                (xii) duly executed copies of all consents and approvals in form and substance satisfactory to the Company and its counsel, that are required for consummation of the transactions contemplated hereby;

                (xiii)certified copies of the resolutions of the board of directors of each of Parent, Buyer and Acquisition Sub and the sole shareholder of Acquisition Sub, if required by the Delaware Statute, authorizing and approving the Merger, this Agreement, all other agreements and instruments contemplated hereby to be entered into by Parent, Buyer or Acquisition Sub and the consummation of the transactions contemplated hereby; and

                (xiv) an officer's certificate of each of Parent, Buyer and Acquisition Sub certifying their respective certificates of incorporation, by-laws and the incumbency of each officer executing this Agreement or any agreement or instrument contemplated hereby.

           (d) Following the delivery of each of the documents set forth in Sections 1(b) and (c) above, Acquisition Sub shall file the Certificate of Merger with the Secretary of State of the State of Delaware, and Parent shall file the Certificate of Designation with such Secretary of State.

           SECTION 2. PAYMENT OF PURCHASE PRICE; EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS

           2.1. EFFECT ON CAPITAL STOCK. (a) The following terms used in this Agreement when capitalized shall have the following respective meanings:

                "MAXIMUM MERGER CONSIDERATION" means the aggregate of (i) $25,000,000 less the aggregate amount of the Shareholders' Expenses (the "Cash Consideration"), (ii) Warrants to purchase an aggregate of 9,924 shares of Class B Non-Voting Common Stock, $.01 par value, of Parent and
     (iii) shares of the Preferred Stock with an aggregate stated value of $5,000,000.

                "MERGER SHARES" means all of the whole and fractional shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time that are NOT owned directly or indirectly by the Company or any of its Subsidiaries (whether as treasury stock or otherwise).

                "PER SHARE CASH AMOUNT" means, with respect to each Merger Share owned by any Shareholder, such Shareholder's Proportionate Percentage of the Cash Consideration.

                "SHAREHOLDERS' EXPENSES" means all fees and expenses that are unpaid at the Effective Time that are incurred by the Company, the Subsidiaries and the Shareholders in connection with the preparation for, and consummation of, the transactions contemplated hereby and by the other agreements referred to herein, which are not payable by Buyer pursuant to
     Section 9.1.

           (b) Anything contained in this Agreement or the Certificate of Merger to the contrary notwithstanding, the entire consideration payable in the Merger with respect to all Merger Shares shall not exceed the Maximum Merger Consideration.

           (c) The manner and basis of converting, exchanging or canceling the shares of capital stock of each of the Constituent Corporations into or for cash and/or securities of Parent (or the contingent right to receive cash or such securities) or securities of the Surviving Corporation shall be as follows:

                 (i) each share of common stock, $.01 par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $.01 par value, of the Surviving Corporation;

                (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company or any of its Subsidiaries (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor;

               (iii) (A) each Merger Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the Effective Time, an amount equal to the Per Share Cash Amount, (B) the aggregate number of Merger Shares owned by WJR shall, by virtue of the Merger and without any action on the part of WJR, be converted into the right to receive, in addition to the Per Share Cash Amount, Warrants to purchase 7,443 shares of Class B Non-Voting Common Stock of Parent and 150,000 shares of Preferred Stock, and (C) the aggregate number of Merger Shares owned by DCR shall, by virtue of the Merger and without any action on the part of DCR, be converted into the right to receive, in addition to the Per Share Cash Amount, Warrants to purchase 2,481 shares of Class B Non-Voting Common Stock of Parent and 50,000 shares of Preferred Stock; and

                (iv) each authorized but unissued share of Company Common Stock immediately prior to the Effective Time shall be canceled.

           2.2. DELIVERY OF FUNDS; SURRENDER OF CERTIFICATES. (a) At the Effective Time, upon surrender by each Shareholder to the Surviving Corporation of the certificate(s) which, immediately prior to the Effective Time, represented Merger Shares, such Shareholder shall, from and after the Effective Time in accordance with the provisions hereof, be entitled to receive in exchange therefor the cash and/or securities which such Shareholder is entitled to receive pursuant to Section 2.1(c)(iii) above. Any such cash amount shall be paid immediately upon surrender of certificate(s) representing Merger Shares by the Surviving Corporation or its designee in immediately available funds by check or wire transfer to an account designated by such Shareholder to Acquisition Sub not later than three Business Days prior to the Closing. If such Shareholder is to receive securities, such securities shall be issued by Parent and delivered at the Closing immediately upon surrender of certificate(s) representing Merger Shares. No interest will be paid or will accrue on the Per Share Cash Amount payable upon the surrender of any certificates representing Merger Shares; provided that if the Per Share Cash Amount is not paid by the Surviving Corporation or its designee promptly upon surrender of certificate(s) representing Merger Shares, then interest will be paid on such unpaid amount at the rate of 5% per annum upon demand of such Shareholder. Until surrendered as contemplated by this Section 2.2 and the Certificate of Merger, each certificate representing Merger Shares shall be deemed, at and after the Effective Time, to represent only the right to receive upon such surrender cash or securities, if any, as contemplated by this Section 2, the Certificate of Merger and the Delaware Statute.
           (b) Immediately after the Effective Time, Parent shall file the Certificate of Designation with the Secretary of State of the State of Delaware.

           2.3. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The consideration paid in respect of the surrender of certificates representing shares of Company Common Stock in accordance with the provisions of this
Section 2 and the Certificate of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed with respect to the capital stock of the Company, and there shall be no further registration of transfers of the capital stock of the Company thereafter on the records of the Surviving Corporation. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2 and the Certificate of Merger.

           2.4. RESTRICTIVE LEGENDS. In addition to any legend required by the Delaware Statute, each certificate evidencing the Preferred Stock and the Warrants issued at the Closing will bear the following legends:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

           "IN ADDITION, THE SALE, TRANSFER, ASSIGNMENT, DISTRIBUTION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF JUNE 18, 1996, AMONG BPC HOLDING CORPORATION AND CERTAIN HOLDERS OF OUTSTANDING CAPITAL STOCK OF SUCH CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF BPC HOLDING CORPORATION."

           SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents and warrants to Parent, Buyer and Acquisition Sub as follows:

           3.1. TITLE TO THE SHARES. Such Shareholder is the lawful owner, of record and beneficially, of those shares of Company Common Stock set forth opposite his, her or its name on SCHEDULE I hereto and has good and marketable title to such shares, free and clear of any Encumbrances whatsoever and, except as set forth on Schedule 3.1 of the Disclosure Letter, with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement and as set forth on Schedule 3.1 of the Disclosure Letter, there are no agreements or understandings between such Shareholder and any other Shareholder or any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to any of the capital stock of the Company. Such Shareholder acquired his, her or its shares of Company Common Stock in one or more transactions exempt from registration under the Securities Act and in compliance with applicable state securities laws.

           3.2. AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) Such Shareholder has full and absolute legal right, capacity, power and authority to enter into this Agreement and this Agreement is the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors rights generally, by general principles of equity and applicable laws or court decisions limiting the availability of specific performance, injunctive relief and other equitable remedies (including the enforceability of indemnification provisions, regardless of whether such enforceability is considered in a proceeding in equity or at law) or by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies. If such Shareholder is a trust, such trust is a validly created and existing trust under applicable state law.

           (b) Neither the execution, delivery and performance of this Agreement by such Shareholder nor the consummation of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligations contained in or the loss of any material benefit under, any term, condition or provision of any Contract to which such Shareholder is a party, or by which such Shareholder or any of his, her or its properties may be bound or (ii) violate any Law applicable to such Shareholder or any of his, her or its properties, which conflict or violation, in each case described in subclauses (i) and (ii) above, would prevent the consummation of the transactions contemplated by this Agreement or result in an Encumbrance on or against any assets, rights or properties of the Company or on or against any capital stock of the Company or give rise to any claim against the Company, Acquisition Sub, or any Affiliate of Acquisition Sub or have any Material Adverse Effect on the Company or Acquisition Sub.

           (c) Except as contemplated by this Agreement, no Permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by such Shareholder of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

        3.3. INVESTMENT BY WJR AND DCR. Each of WJR and DCR understands that the issuance of the Preferred Stock and Warrants (the "Securities") pursuant to the Merger has not been registered under the Securities Act, but is intended to be transferred pursuant to an exemption therefrom. Each of WJR and DCR further represents and warrants, as to himself, that:

                (a) he is acquiring the Securities for investment, solely for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof;

                (b) he understands that the Securities have not been registered under the Securities Act;

                (c) he has been advised that the certificates representing the Securities will bear a restrictive legend and that a notation will be made in the appropriate records of Parent indicating that the Securities are subject to restrictions on transfer and, if Parent should in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such agent with respect to such Securities;

                (d) he is aware of and familiar with the restrictions imposed on the transfer of the Securities set forth therein and herein, including, without limitation, the restrictions contained in the Joinder Agreement, and will not, directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of, or solicit any offers to purchase or otherwise acquire or take a pledge of, any of the Securities except in accordance with the Securities Act and all applicable state securities and "blue sky" laws and the terms of this Agreement and the applicable Related Documents;

                (e) his financial situation is such that he can afford to bear the economic risk of holding the Securities for an indefinite period of time and suffer complete loss of his investment in the Securities, and he has adequate means for providing for his current needs and personal contingencies;

                (f) he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks relating to his purchase of the Securities;

                (g) he, and his representatives, if any, have been given the opportunity to examine all documents relating to Parent and Buyer and to ask questions of, and receive answers from, Parent and its representatives concerning the terms and conditions of the acquisition of the Securities and to obtain any additional information necessary to verify the accuracy of the information delivered to him by Parent or any Affiliate thereof;

                (h) he is aware that the Securities must be held indefinitely and he must continue to bear the economic risk of his investment in the Securities unless the Securities are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

                (i) in making his decision to acquire the Securities, he has relied upon independent investigations made by him and, to the extent believed by him to be appropriate, his representatives, including his own professional, financial, tax and other advisors in addition to the representations and warranties of Parent in Section 5 hereof;

                (j) he is familiar with the business, operations and finances of Parent and Buyer;

                (k) he has reviewed the filings made by Parent and Buyer with the SEC pursuant to the rules and regulations of the Securities Act and the Exchange Act, which have been previously delivered to him, and he understands the risks related to the acquisition of the Securities, and no representations or warranties have been made to him or his representatives concerning the Securities, Parent, Buyer or their prospects or other matters except as set forth herein; and

                (l) he acknowledges that Parent and Buyer are entering into this Agreement in reliance upon his representations and warranties contained herein.

           SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent, Buyer and Acquisition Sub as follows:

           4.1. ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, except as set forth on Schedule 4.1 of the disclosure letter dated the date of this Agreement (the "Disclosure Letter") certified by the Chief Executive Officer of the Company and each Designated Shareholder and delivered to Buyer and Acquisition Sub, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. Each of the jurisdictions in which the Company and the Subsidiaries are so qualified is set forth on Schedule 4.1 of the Disclosure Letter. The Company has delivered to Buyer true and complete copies of the Company's Charter and the Company's By-laws, in each case as amended to the date hereof.

           4.2. EQUITY INVESTMENTS. Except as set forth on Schedule 4.2 of the Disclosure Letter, other than the Subsidiaries, the Company has never had, nor does it currently have, any subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any Person.

           4.3. CAPITAL STOCK. The authorized capital stock of the Company consists of 3,000 shares of Common Stock, $.001 par value, of which 227.465 shares are issued and outstanding and all of which are owned of record by the Shareholders in the amounts set forth on SCHEDULE I. All of the issued and outstanding capital stock of each of the Subsidiaries is owned of record and beneficially by the Company. Except as set forth on Schedule 4.3 of the Disclosure Letter, other than the Common Stock described above, there are no outstanding securities, options, warrants, rights or agreements or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock, or any securities convertible into or exercisable or exchangeable for such capital stock. Other than the capital stock of each of the Subsidiaries that is held by the Company, there is no outstanding capital stock of the Subsidiaries, and there are no outstanding securities, options, warrants, rights or agreements or other commitments pursuant to which either Subsidiary is or may become obligated to issue any shares of its capital stock, or any securities convertible into or exercisable or exchangeable for such capital stock.

       4.4. AUTHORITY; NONCONTRAVENTION; CONSENTS. (a) Each of the Company and its Subsidiaries has all the requisite corporate power and authority to enter into this Agreement and each Related Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and each Related Document to which it is a party and all related transactions contemplated thereby and to perform its respective obligations hereunder and thereunder; the execution, delivery and performance of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Company or such Subsidiary, as the case may be, have been duly and validly authorized by all necessary corporate action on the part of the Company or such Subsidiary; and this Agreement and each Related Document to which the Company or any Subsidiary is a party has been duly and validly executed and delivered by the Company or such Subsidiary, as the case may be, and this Agreement and each Related Document to which the Company or any Subsidiary is a party is the valid and binding obligation of the Company or such Subsidiary, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors rights generally, by general principles of equity and applicable laws or court decisions limiting the availability of specific performance, injunctive relief and other equitable remedies (including the enforceability of indemnification provisions, regardless of whether such enforceability is considered in a proceeding in equity or at law) or by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies.

           (b) Neither the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any provision hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Encumbrance upon any asset of the Company or any Subsidiary under any term, condition or provision of (x) the Company's Charter or the Company's By-laws,
(y) the certificate of incorporation or by-laws of the Subsidiaries or (z) except as set forth on Schedule 4.4 of the Disclosure Letter, any Contract to which the Company or either Subsidiary is a party or by which any of their respective properties or assets are bound, or (ii) violate any Laws applicable to the Company, either Subsidiary or any of their respective properties.

           (c) Except as set forth on Schedule 4.4 of the Disclosure Letter, no consent, approval, Order or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any other third party is required in connection with the execution, delivery and performance by the Company of this Agreement or the Related Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

           4.5. FINANCIAL STATEMENTS. The Company has previously delivered to Buyer (i) the audited consolidated balance sheets of the Company as of September 30, 1996 and 1995 and the related consolidated statements of operations, retained earnings and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 1997 and the related consolidated statements of operations, retained earnings and cash flows for the nine-month period then ended (collectively, the "Financial Statements," and the balance sheet as of June 30, 1997 being the "Latest Balance Sheet" and the date thereof being the "Latest Balance Sheet Date"). Except as set forth on Schedule 4.5 of the Disclosure Letter, the Financial Statements (i) are in accordance with the books and records of the Company, (ii) fairly present, in all material respects, the financial position of the Company on a consolidated basis as at the respective dates indicated and the results of operations and cash flows of the Company for the respective periods indicated and (iii) have been prepared in accordance with GAAP.

           4.6.  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth on
Schedule 4.6 of the Disclosure Letter, the Company and the Subsidiaries have no material Liability, except for (i) Liabilities reflected in the Liabilities section of the Latest Balance Sheet, (ii) Liabilities under Contracts that are set forth in the Disclosure Letter that have arisen in the ordinary course of business (none of which relates to a breach of contract) or other contract not set forth in the Disclosure Letter because of the limitations set forth in
Section 4.12, (iii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (iv) Liabilities reflected or disclosed in the footnotes to the Financial Statements and (v) Liabilities that arise out of facts or events that are expressly and explicitly set forth in the Disclosure Letter as Liabilities or potential Liabilities. To the Best Knowledge of the Company, there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that were not adequately provided for or disclosed on the Latest Balance Sheet (including the footnotes thereto). Except as set forth on Schedule 4.6 of the Disclosure Letter, neither the Company nor either Subsidiary has, either expressly or by operation of law, assumed or undertaken any Liability of any other Person, including, without limitation, any obligation for corrective or remedial action relating to Environmental, Health and Safety Laws.

           4.7. ABSENCE OF CHANGES. Since the Latest Balance Sheet Date, there has not been any Material Adverse Change. Since that date, except as set forth on Schedule 4.7 of the Disclosure Letter, the Company and the Subsidiaries have been operated in the ordinary course, consistent with past practice, and:

                (a) no fee, interest, dividend, royalty or any other payment of any kind has been made by the Company or either Subsidiary to the Shareholders or any Affiliate of the Company or the Shareholders;

                (b) no party (including the Company and the Subsidiaries) has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $25,000 to which the Company or either Subsidiary is a party or by which the Company or either Subsidiary is bound and, to the Best Knowledge of the Company, no party intends to take any such action;

                (c) neither the Company nor either Subsidiary has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any material piece of property;

                (d) there has not been any action or failure to act by the Company or either Subsidiary, or to the Best Knowledge of the Company, any other occurrence, event, incident or transaction outside the ordinary course of business involving the Company or either Subsidiary, in each case, that would have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole; and

                (e) there has been no agreement, understanding or authorization, whether in writing or otherwise, for the Company or either Subsidiary to take any of the actions specified in items (a) through (d) above.

           4.8. (a) TAX MATTERS. Except as set forth on Schedule 4.8 of the Disclosure Letter, the Company and the Subsidiaries (a) have paid all Taxes required to be paid by them through the date hereof and (b) have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns with appropriate Governmental Entities in all jurisdictions in which the Tax Returns are required to be filed, and all such Tax Returns are true and complete. Neither the Company nor either Subsidiary will as a result of the transactions contemplated hereby incur a Tax Liability resulting from ceasing to be a member of a consolidated or combined group which had previously filed consolidated, combined or unitary Tax Returns. All Taxes, including those shown to be due on each of the Tax Returns, have been timely paid in full. Except as set forth on Schedule 4.8 of the Disclosure Letter, no Tax liens have been filed that are currently in effect and neither the Company, any Subsidiary nor any Designated Shareholder has been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return of the Company or any Subsidiary, and no waivers of statutes of limitation have been given or requested with respect to the Company or either Subsidiary for any taxable periods that are open for audit. Except as set forth on Schedule 4.8 of the Disclosure Letter, there are no pending Tax audits of any Tax Returns of the Company or any Subsidiary. No unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company, either Subsidiary or any member of any affiliated or combined group of which the Company or either Subsidiary was or is a member. No written claim has ever been made by any Taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has made full and adequate provision to the extent required by GAAP
(i) on the Latest Balance Sheet for all Taxes payable by it for all periods prior to the date thereof, and (ii) on its books for all Taxes payable by it for all periods beginning on or after such date. Neither the Company nor any Subsidiary has incurred any Tax Liability since the Latest Balance Sheet Date, except for Taxes incurred in the ordinary course of business. Neither the Company nor any Subsidiary has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code and neither the Company nor any Subsidiary is nor has it ever been a "personal holding company" within the meaning of Section 542 of the Code. The Company, the Subsidiaries and each of their respective predecessors have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld and paid over all amounts required by Law to be withheld and paid from the wages or salaries of employees, and neither the Company nor any Subsidiary is liable for any Taxes for failure to comply with such Laws. Neither the Company nor any Subsidiary is, nor has any of them ever been, a party to any Tax sharing agreement. The Company has not agreed to nor is it required to make any adjustments pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the Company's accounting method. There is no Contract covering any Person that individually or collectively could, as a result of the transactions contemplated hereby, or otherwise, give rise to the payment of any amount being non-deductible by the Company or any Subsidiary by reason of Section 280(G) of the Code.


           (b) INDUSTRIAL DEVELOPMENT BONDS.

                (i) No event of default under the IDB Documents, the FILOT Documents or the SSRB Documents has occurred, nor any event has occurred with which notice or lapse of time or both would constitute such an event of default.

                (ii) Neither the Company, the Subsidiaries, nor any person or entity affiliated with any of the foregoing has taken any action, caused or permitted any action to be taken, omitted to take any action, or caused or permitted any omission to occur, which would cause the interest on the IDB's to become includable in the gross income of the recipients thereof for purposes of federal or South Carolina income taxation, and, specifically in furtherance of (but not in limitation of) the foregoing representation and warranty,

                      (A) The Company has not (x) approved any investment or the use of any proceeds of the IDB's or any other moneys within the control of the Company or any Person related to the Company (including without limitation the proceeds of any insurance or any condemnation award with respect to the Project), or the taking or omission of any other action, which would cause the IDB's to be "arbitrage bonds" within the meaning of Section 148 of the Code, or
           (y) approved the use of any proceeds from the sale of the IDB's otherwise than in accordance with the Bond Documents;

                      (B) The Company has taken all action required under
           Section 148 of the Code and Treasury Regulations thereunder to prevent loss of the exclusion of the interest on the IDB's from gross income of the owners thereof for federal income tax purposes under such Section, including but not limited to paying the "rebatable arbitrage amount" to the United States of America in accordance with the requirements set forth in the related Treasury Regulations;

                      (C) Not less than 95% of the net proceeds of the IDB's (including investment earnings on the sale proceeds of the IDB's) expended to date have been expended for costs of the acquisition, construction, or reconstruction or improvement of land or property of a character subject to the allowance for depreciation, within the meaning of Section 144(a)(1)(A) of the Code;

                      (D) No more than 2% of the principal amount of the IDB's has been expended for issuance costs (including counsel fees and placement fees) of the IDB's;

                      (E) Neither the Company, nor the Subsidiaries has permitted the use of the Project by any person to whom any part of the aggregate authorized face amount of the IDB's would be allocated pursuant to Section 144(a)(10) of the Code if the amount so allocated when increased as provided in Section 144(a)(10) of the Code would exceed $40,000,000; the aggregate amount of bonds allocable to users of the Project pursuant to Section 144(a)(10) of the Code does not exceed $40,000,000;

                      (F) Neither Seller, Venture, Venture Southeast nor any other person has made expenditures with respect to the Project which, when added to the face amount of the IDB's, will cause the "aggregate face amount" of the IDB's as computed under the provisions of Section 144(a) and related sections of the Code to exceed $10,000,000; the aggregate amount of capital expenditures made to date with respect to the Project, together with the face amount of the IDB's, by all persons does not exceed $10,000,000;

                      (G) The Project has been continuously used as a manufacturing facility since its initial operation, and neither Venture nor Venture Southeast has made any use of the Project which would adversely affect the exclusion of the interest on the IDB's from gross income for federal or South Carolina income tax purposes.

                (iii) There is no liability (known or unknown) for Taxes which Venture or any of its subsidiaries may be liable in respect of the IDB Documents or the FILOT Documents which is not disclosed on Schedule 4.8 of the Disclosure Letter.

           4.9. TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS. Except as set forth on Schedule 4.9 of the Disclosure Letter, the Company and/or the Subsidiaries has good title to or the right to use the Intellectual Property Rights as provided in Section 4.11 and good title to all other assets, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except property subject to a capital lease, and inventory or other property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable paid subsequent to the Latest Balance Sheet Date), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth in the Disclosure Letter and Permitted Encumbrances. Other than the Permitted Encumbrances, there does not exist any condition (other than general business conditions) which materially and adversely interferes with the economic value or use of any such assets. Except as set forth on Schedule 4.9 of the Disclosure Letter and for inventory and supplies in transit in the ordinary course of business, all material tangible personal property is located on the premises of the Company or the Subsidiaries. Except as set forth on Schedule
4.9 of the Disclosure Letter, the material fixed assets of the Company and the Subsidiaries are in good operating condition (ordinary wear and the effects of age excepted). Except as set forth on Schedule 4.9 of the Disclosure Letter, the assets, properties and interests in properties of the Company and the Subsidiaries to be owned by the Surviving Corporation after the Closing shall include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) and all Contracts necessary to enable the Surviving Corporation to carry on the Subject Business as presently conducted by the Company and the Subsidiaries.

           4.10. REAL PROPERTY-OWNED OR LEASED. (a) Schedule 4.10 of the Disclosure Letter contains a list and brief description of all of the owned real property of the Company and the Subsidiaries (the "Owned Real Property", which, for purposes of this Agreement, includes the property located in Anderson County, South Carolina although such property is technically owned by the County under the terms of the IDB Documents) and all real property in which the Company or either Subsidiary has a leasehold interest held under leases (the "Leased Property") including the name of the lessor and any requirement of consent of the lessor to consummate the transactions contemplated hereby. The Owned Real Property and the Leased Property (together, the "Real Property") constitute all real properties used or occupied by the Company and the Subsidiaries in connection with the Subject Business.

           (b)  With respect to the Real Property, except as set forth on
Schedule 4.10 of the Disclosure Letter and as otherwise provided in this
Section 4.10(b):

                (i) with respect to the Owned Real Property, no portion thereof is subject to any pending condemnation Proceeding or Proceeding by any public or quasi-public authority and, with respect to the Real Property, to the Best Knowledge of the Company, neither the Company nor any Designated Shareholder has received any written notice of any threatened condemnation or Proceeding with respect thereto;

               (ii) the physical condition of the Real Property is sufficient in all material respects to permit the continued conduct of the Subject Business as presently conducted subject to the provision of usual and customary maintenance, repair and replacement performed in the ordinary course with respect to similar properties of like age and construction;

              (iii) with respect to the Leased Property, the Company or a Subsidiary is the owner and holder of all the leasehold estates purported to be granted by such lease and each lease is in full force and effect and constitutes a valid and binding obligation of the Company or such Subsidiary;

               (iv) no notice of any increase in the assessed valuation of the Owned Real Property and no notice of any contemplated special assessment has been received by the Company or any Subsidiary and to the Best Knowledge of the Company, the Company has not received written notice of any threatened special assessment pertaining to any of the Owned Real Property;

                (v) there are no Contracts, written or oral, to which the Company or any Subsidiary is a party, granting to any other party or parties the right of use or occupancy of any portion of the parcels of the Owned Real Property;

               (vi) there are no parties (other than the Company, the Subsidiaries or their lessees disclosed pursuant to paragraph (v) above) in possession of the Owned Real Property; and

              (vii) with respect to the Leased Property, there have been no discussions or correspondence with the landlord concerning renewal terms for those leases scheduled to expire within 12 months of the date of this Agreement.

           4.11.  INTELLECTUAL PROPERTY.  Except in each case as set forth on
Schedule 4.11 of the Disclosure Letter:

                (a) the Company, either alone or together with the Subsidiaries, owns (and with respect to the intellectual property rights under the License and Development Agreement dated April 27, 1995, between the Company and the Rathbun Family Real Estate Group, the Company controls), has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for all Intellectual Property Rights necessary or required for the conduct of the Subject Business as currently conducted and as currently proposed to be conducted (such Intellectual Property Rights, collectively, the "Requisite Rights"), except for such failure to make timely and proper application that does not have a material effect on the use of the Requisite Rights by the Company and/or any Subsidiary, and such rights to use, sell, license, dispose of and bring actions are exclusive with respect to Requisite Rights developed by the Company or a Subsidiary (which rights are so identified in the Disclosure Letter) and are sufficient for such conduct of the Subject Business in the case of all other Requisite Rights;

                (b) there are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary to any Person by reason of the ownership, use, license, sale or disposition of Requisite Rights;

                (c) no activity, service or procedure currently conducted or proposed to be conducted by the Company or any Subsidiary violates or will violate any Contract of the Company or any Subsidiary with any third party or, to the Best Knowledge of the Company, infringe any Intellectual Property Right of any other party;

                (d) to the Best Knowledge of the Company, the Company and/or the Subsidiaries have taken reasonable and practicable steps (including, without limitation, entering into confidentiality and nondisclosure agreements with Persons with access to or knowledge of the Requisite Rights) designed to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all Requisite Rights;

                (e) neither the Company nor any Subsidiary has received from any third party in the past three years any notice, charge, claim or other assertion that the Company or any Subsidiary is infringing any Intellectual Property Right of any third party or committed any acts of unfair competition, and, to the Best Knowledge of the Company, no such claim is impliedly threatened by an offer to license from a third party under a claim of use; and

                (f) neither the Company nor any Subsidiary has knowledge of or sent to any Person in the past three years any notice, charge, claim or other assertion of any present, impending or threatened infringement by, or misappropriation of, any Intellectual Property Right of the Company or any Subsidiary by such other Person or any acts of unfair competition by such other Person.

The Disclosure Letter contains a true and complete list of all applications, filings and other formal actions made or taken pursuant to Federal, state, local and foreign Laws by the Company and the Subsidiaries to perfect or protect their interest in the Requisite Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and service mark applications.

           4.12.  AGREEMENTS, NO DEFAULTS, ETC.  Except as set forth on Schedule
4.12 of the Disclosure Letter, neither the Company nor any Subsidiary is a party to any:
                (a) Contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or agreement with any Affiliates;

                (b) Contract relating to the borrowing of money or to the mortgaging, pledging or otherwise placing an Encumbrance on any asset or group of assets of the Company or any Subsidiary;

                (c) Contract relating to any guarantee by the Company or any Subsidiary of any obligation of any Person for borrowed money or otherwise;

                (d) Contract with respect to the lending or investing of funds;

                (e) Contract for indemnification with respect to any form of intangible property, including any Intellectual Property Rights or confidential information;

                (f) Contract or group of related Contracts with the same party (excluding purchase orders entered into in the ordinary course of business that are to be completed within three months of entering into such purchase orders) for the purchase or sale of products or services under which the undelivered balance of such products and services has a purchase price in excess of $50,000;

                (g) Contract that prohibits it from freely engaging in business anywhere in the world;

                (h) other Contract (x) that is not terminable by either party without penalty upon advance notice of 30 days or less and involves aggregate consideration in excess of $25,000 or (y) that involves aggregate consideration in excess of $50,000 (excluding in the case of clauses (x) and (y) above any purchase order entered into in the ordinary course of business that is to be completed within three months of entering into such purchase orders); or

                (i) any other Contract, except where the failure to disclose such Contract would not have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

Except as set forth on Schedule 4.12 of the Disclosure Letter, there are no vehicles, boats, aircraft, apartments or other residential or recreational properties or facilities owned or operated by the Company or any Subsidiary for executive, administrative or sales purposes or any social club memberships owned or paid for by it. Except as set forth on Schedule 4.12 of the Disclosure Letter, the Company and each Subsidiary has in all material respects performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any material respect under any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by the Company or any Subsidiary of any of the foregoing. The Company has furnished to Buyer true and complete copies of all Contracts listed in the Disclosure Letter or complete descriptions of all material terms of any oral Contracts listed in the Disclosure Letter.

           4.13. LITIGATION, ETC. Except as set forth on Schedule 4.13 of the Disclosure Letter, there are no (i) Proceedings currently pending or, to the Best Knowledge of the Company, threatened against the Company or any Subsidiary, whether at law or in equity, or before or by any Governmental Entity or arbitrator or (ii) Orders of any Governmental Entity or arbitrator against the Company or any Subsidiary that are currently effective. The Company has delivered to Buyer all material documents and correspondence relating to such matters referred to in Schedule 4.13 of the Disclosure Letter.

           4.14. COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. (a) Except as set forth on Schedule 4.14 of the Disclosure Letter, the Subject Business has not and is not being conducted in violation in any material respect of any Law, Order or Permit, including, without limitation, Environmental, Health and Safety Laws. Except as set forth on Schedule 4.14 of the Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending or, to the Best Knowledge of the Company, threatened in writing, nor has any Governmental Entity notified the Company or any Subsidiary of its intention to conduct the same. The Company and the Subsidiaries have all material Permits necessary for the conduct of the Subject Business, including those required under any Environmental, Health and Safety Laws, such Permits are in full force and effect, no material violations are or have been recorded in respect of any thereof and no Proceeding is currently pending or, to the Best Knowledge of the Company, threatened in writing to revoke or limit any thereof. The Disclosure Letter contains a true and complete list of all material Permits under which the Company and the Subsidiaries are operating or bound, and the Company has furnished to Buyer true and complete copies thereof.

           (b) Neither the United States Food and Drug Administration nor any other Governmental Entity regulating the marketing, distribution, sale or advertising of any of the products currently sold, distributed or used in connection with the Subject Business has any pending request that any such product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any such product or that such product be modified in a way likely to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

           4.15.  LABOR RELATIONS; EMPLOYEES.  Except as set forth on Schedule
4.15 of the Disclosure Letter, (i) neither the Company nor any Subsidiary is currently delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (ii) upon termination of the employment of any such employees, none of the Company, any Subsidiary, the Surviving Corporation or Buyer will by reason of any action taken or not taken prior to the Closing by the Company or any Subsidiary be liable to any of such employees for severance pay or any other payments, (iii) the Company and the Subsidiaries are in compliance in all material respects with all material Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours,
(iv) there is no unfair labor practice complaint against the Company or any Subsidiary pending before the National Labor Relations Board or any other Governmental Entity, (v) there is no labor strike, material dispute or grievance, slowdown or stoppage actually pending or, to the Best Knowledge of the Company, threatened against or involving the Company or any Subsidiary,
(vi) other than Glass, Molders, Pottery, Plastics and Allied Workers International Union (AFL-CIO, CLC) Local 311 (the "Workers Union"), no labor union currently represents the employees of the Company or the Subsidiaries and, to the Best Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company or the Subsidiaries,
(vii) no employee with an annual salary in excess of $50,000 has informed the Company, any Subsidiary, any Designated Shareholder or any senior executive of the Company or any Subsidiary that such employee will or may terminate his or her employment or engagement with the Company or a Subsidiary and (viii) on the date hereof, the relations between the Company and the Subsidiaries, on one hand, and the Workers Union, on the other hand, are generally good and the Company, TJR and the Designated Shareholders have no reason to believe that consummation of the transactions contemplated hereby, assuming Buyer will comply with the terms of the agreement between Midwest and the Workers Union, will result in a labor strike, slowdown or stoppage. Other than the Workers Union, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, union Contract or similar agreement.

           4.16. ERISA COMPLIANCE. (a) Set forth on Schedule 4.16 of the Disclosure Letter is a true and complete list of all Employee Plans. Except as set forth on Schedule 4.16 of the Disclosure Letter, all Employee Plans have been established, maintained, operated and administered in accordance with their respective terms and in compliance in all material respects with ERISA, the Code and other applicable Laws.

           (b)  Except as set forth on Schedule 4.16 of the Disclosure Letter:

                (i) each Employee Plan, if intended to be "qualified" within the meaning of Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified and the related trusts are exempt from tax under Section 501(a) of the Code, and nothing has occurred that has or could reasonably be expected to affect adversely such qualification or exemption;

               (ii) neither the Company, any Subsidiary nor, to the Best Knowledge of the Company and its ERISA Affiliates, any other "disqualified person" or "party in interest" (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Plan maintained by the Company or any Subsidiary has breached the fiduciary rules of ERISA or engaged in a prohibited transaction with such an Employee Plan maintained by the Company that could subject the Company or any of its Subsidiaries to any tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j) or (l) of ERISA;

              (iii) all required or declared contributions (or premium payments) by the Company or any Subsidiary to (or in respect of) all Employee Plans have been properly made when due, and the Company and the Subsidiaries have timely deposited all amounts withheld from employees for pension, welfare or other benefits into the appropriate trusts or accounts;

               (iv) no Proceedings (other than routine claims for benefits) are pending, or to the Best Knowledge of the Company, threatened, with respect to or involving any Employee Plan;

                (v) except as required by the continuation coverage requirements of Title I, Subtitle B, Part 6 of ERISA or similar state laws, none of the Employee Plans obligate the Company or any Subsidiary to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other "welfare-type" benefits;

               (vi) to the Best Knowledge of the Company, each Employee Plan that is a "group health plan" within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of
     Section 4980B of the Code has been or is expected to be incurred;

              (vii) neither the Company, any Subsidiary nor any of their respective ERISA Affiliates is or has ever maintained or been obligated to contribute to a "multiple employer plan" (as defined in Section 413 of the Code), a "multi-employer plan" (as defined in Section 3(37) of ERISA) or a "defined benefit pension plan" (as defined in Section 3(35) of ERISA);

             (viii) with respect to any Employee Plan, there has not been any act or omission by the Company, any Subsidiary or any of their respective ERISA Affiliates that has given rise to or could give rise to any material fines, penalties or related charges under ERISA or the Code for which the Company, any Subsidiary or any of their respective ERISA Affiliates could be liable;

               (ix) all reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Employee Plan; and

                (x) no benefit or amount payable or which may become payable by the Company or any Subsidiary pursuant to any Employee Plan, agreement or Contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code, except to the extent such payments are exempt under Proposed Regulation 1.280 G1, Q&A 5 through 9.

           (c) The Company has provided Buyer with true and complete copies of all documents pursuant to which each Employee Plan is maintained and administered, the two most recent annual reports (Form 5500 and attachments) and financial statements therefor, all governmental rulings, determinations, and opinions (and pending requests therefor). The foregoing documents accurately reflect all material terms of each of the Employee Plans (including, without limitation, any agreement or provision which would limit the ability of the Company or any Subsidiary to make any prospective amendments or terminate any Employee Plan).

       4.17. ENVIRONMENTAL MATTERS. (a) Neither the Company nor any of its past owned or leased real property or operations are currently subject to or the current subject of, any Proceeding, Order, settlement, or other Contract arising under Environmental, Health and Safety Laws, nor, to the Best Knowledge of the Company, has any investigation been commenced or is any Proceeding currently threatened in writing against the Company under the Environmental, Health and Safety Laws with regard to the Subject Business. For purposes of this Section 4.17, the term "Company" shall include the Company, each of the Subsidiaries and any predecessor of the Company or any Subsidiary, including any Person to whose liabilities the Company or any such Subsidiary may have succeeded, in whole or in part, pursuant to Environmental, Health and Safety Laws, Contract, common Law or the operation of Law.

           (b) Except as set forth on Schedule 4.17 of the Disclosure Letter, neither the Company, TJR nor any Designated Shareholder has received any written or oral notice, report or other information that the Company is potentially responsible under the Environmental, Health and Safety Laws for any damages, sanctions or remedies, including for response costs or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location and the Company has not transported or disposed of, or allowed or arranged for any third party to transport to or dispose of, any Hazardous Materials at any location that was then or since has been (1) included on the National Priorities List, as defined under CERCLA, (2) proposed for inclusion on that List, or (3) included on the CERCLIS database prepared under CERCLA or any analogous list prepared by any state.

           (c) Schedule 4.17 of the Disclosure Letter sets forth a complete and accurate list of all real properties and facilities previously owned or operated by the Company. Except as set forth on Schedule 4.17 of the Disclosure Letter, none of the following has existed or occurred at any such real property or facility or at any of the Real Property (1) at any time when owned or operated by the Company or (2) to the Best Knowledge of the Company, at any time prior to when owned or operated by the Company: a release of Hazardous Materials in an amount then or now exceeding a reportable quantity as defined under, or in a manner that then or now would support an Order by a Governmental Entity under, Environmental, Health and Safety Laws; hazardous waste treatment, storage or disposal facilities, as those terms are defined under the Environmental, Health and Safety Laws; any asbestos-containing material, underground storage tank, aboveground storage tank, landfill, waste pile, other waste disposal area, surface impoundment, or article or equipment containing polychemical biphenyls; and no facts, events or conditions that would prevent compliance by the Company with, or could give rise to any Liability or corrective or remedial obligation of the Company under, Environmental, Health and Safety Laws.

           (d) The Company has provided Buyer with correct and complete copies of all reports and studies performed by or on behalf of, or within the possession or control of, the Company with respect to past or present environmental conditions or events at any of the Real Property or any property formerly owned, leased, or operated by the Company, and to the Best Knowledge of the Company, there are no other environmental reports or studies with respect thereto, other than as contemplated hereby.

           (e) Except as set forth on Schedule 4.17 of the Disclosure Letter, the Company has not by Contract, consent order or other agreement assumed (1) any obligations or liabilities of any other Person arising under Environmental, Health and Safety Laws or (2) responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

           (f)  Except as set forth on Schedule 4.17 of the Disclosure Letter,
(1) no environmental condition has existed and no event has occurred on or before the Closing Date at any property currently or formerly owned, leased, or used by the Company, any Subsidiary or any predecessor of the Company or any Subsidiary, and (2) there has been no generation, storage, treatment, disposal, transportation, shipment offsite, or other management of Hazardous Materials by the Company, any Subsidiary or any predecessor of the Company or any Subsidiary on or before the Closing Date, that in the case of either (1) or (2) above will result in the Buyer Group suffering, sustaining or incurring a Loss.

     4.18. BROKERS. None of the Designated Shareholders, the Company, the Subsidiaries or any of their respective officers, directors or employees (or any Affiliate of the foregoing) have employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

           4.19. RELATED TRANSACTIONS. Except as set forth on Schedule 4.19 of the Disclosure Letter, and except for salary to regular employees of the Company and the Subsidiaries, no current or former Affiliate of the Company, the Subsidiaries or any associate (as defined in the rules promulgated under the Exchange Act) thereof, is now, or has been during the last three fiscal years, (i) a party to any transaction or Contract with the Company or any Subsidiary involving greater than $15,000, or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of the Company or any Subsidiary (other than non-affiliated holdings in publicly-held companies), nor does any such Person receive income from any source other than the Company or a Subsidiary which relates to the business of, or should properly accrue to, the Company or such Subsidiary.

      4.20.  ACCOUNTS AND NOTES RECEIVABLE.  Except as set forth on Schedule
4.20 of the Disclosure Letter, all the accounts receivable and notes receivable owing to the Company and the Subsidiaries as of the date hereof constitute, and as of the Closing will constitute, valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and the Company has not received notice of any claim or asserted claim, refusal to pay or other rights of set-off against any thereof and such accounts receivable and notes receivable will be collected within one year from the date thereof, subject to the reserves established in accordance with GAAP. Except as set forth on
Schedule 4.20 of the Disclosure Letter, as of the date hereof, there is (i) no account debtor or note debtor delinquent in its payment by more than 90 days,
(ii) no account debtor or note debtor that has refused or, to the Best Knowledge of the Company, threatened in writing to refuse to pay its obligations for any reason, (iii) to the Best Knowledge of the Company, no account debtor or note debtor that is insolvent or bankrupt and (iv) no account receivable or note receivable pledged to any third party by the Company or any Subsidiary.

           4.21.  ACCOUNTS AND NOTES PAYABLE.  Except as set forth on Schedule
4.21 of the Disclosure Letter, all accounts payable and notes payable by the Company and the Subsidiaries to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, and, except as set forth on Schedule 4.21 of the Disclosure Letter, there is no such account payable or note payable delinquent in any material respect in its payment, except those contested in good faith and already disclosed on such
Schedule 4.21.

           4.22. INVENTORIES. Subject to those matters reflected in any valuation reserve on the books and records of the Company, the inventories of the Company and the Subsidiaries as of the date hereof are of good, usable and merchantable quality. Except as set forth on Schedule 4.22 of the Disclosure Letter, as of the date hereof, such inventory includes no items which are below customary quality control standards of the Company's industry and any applicable governmental quality control, or of a quality or quantity not usable or salable in the normal course of business (it being understood that inventory not usable or saleable within one year constitutes obsolete inventory). Except as set forth on Schedule 4.22 of the Disclosure Letter, the aggregate value of the inventory has been written down on the books of account of the Company to realizable market value or adequate reserves have been provided in accordance with GAAP and reasonable and prudent commercial practices in the Company's industry.

           4.23. SUPPLIERS AND VENDORS. Except in the ordinary course of business, since January 1, 1997, no material supplier or vendor of the Company or any Subsidiary has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or such Subsidiary or has decreased, limited or otherwise modified, or threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the Company or any Subsidiary, and, to the Best Knowledge of the Company, the transactions contemplated hereby will not affect the relationship of the Company and the Subsidiaries with any such supplier or vendor.

        4.24. CUSTOMERS. Except to the extent any such business relationship is impaired solely by virtue of an account or note receivable past 90 days due as disclosed in the Disclosure Letter, to the Best Knowledge of the Company, the business relationship of the Company and the Subsidiaries with its customers is generally good and no material disagreement or, to the Best Knowledge of the Company, problem exists between the Company (or any Subsidiary, as the case may be) and any customer. No customer to which more than $100,000 of the Company's annual sales (on a consolidated basis) are attributable has threatened, or has notified the Company or any Subsidiary that it intends, to terminate its relationship and dealings with the Company or such Subsidiary, whether as a result of the transactions contemplated by this Agreement or otherwise.

           4.25. DISCLOSURE. To the actual knowledge of the Designated Shareholders and Brett Bauer, neither this Agreement, any of the schedules, attachments or exhibits hereto, nor any other written material delivered by the Company or any representative thereof to Parent, Buyer, Acquisition Sub or any of their respective directors, officers, employees, representatives or agents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading. None of the Company, the Subsidiaries, the Designated Shareholders nor Brett Bauer has actual knowledge of any fact (other than any fact relating to general economic conditions that affect the plastics industry generally) that has not been disclosed to Buyer which constitutes or could reasonably be anticipated to result in a Material Adverse Change to the Company and the Subsidiaries, taken as a whole.

         4.26. PROSPECTIVE BREACH. None of the Company, the Subsidiaries, TJR or the Designated Shareholders has actual knowledge of (i) any fact that causes any representation or warranty by Parent, Buyer or Acquisition Sub contained in this Agreement or any Related Document to be untrue or inaccurate in any material respect as of the Closing or (ii) any fact that causes or could reasonably be anticipated to cause a material breach of any obligation or covenant of Parent, Buyer or Acquisition Sub contained in this Agreement or any Related Document; PROVIDED, HOWEVER, that in no event shall the representation contained in this Section 4.26 obviate or diminish the representations and warranties of Parent, Buyer and Acquisition Sub contained in this Agreement and the Related Documents and the indemnification obligations of such parties contained in Section 8.

           SECTION 5. REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND ACQUISITION SUB. Parent, Buyer and Acquisition Sub represent and warrant to the Company and the Shareholders as follows:

           5.1. ORGANIZATION, GOOD STANDING, QUALIFICATION AND POWER. Each of Parent, Buyer and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on Parent, Buyer and Acquisition Sub, taken as a whole. Parent has delivered to the Company true and complete copies of Parent's certificate of incorporation and by-laws, in each case as amended to the date hereof.

           5.2. AUTHORITY. Each of Parent, Buyer and Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and each Related Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and each Related Document to which it is a party and all related transactions contemplated thereby and to perform its respective obligations hereunder and thereunder; the execution, delivery and performance by Parent, Buyer and Acquisition Sub of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such party; and this Agreement and each Related Document to which any of Parent, Buyer or Acquisition Sub is a party has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors' rights generally, by general principles of equity and applicable laws or court decisions limiting the availability of specific performance, injunctive relief and other equitable remedies (including the enforceability of indemnification provisions, regardless of whether such enforceability is considered in a proceeding in equity or at law) or by legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies.

        5.3. CAPITAL STOCK. The authorized capital stock of Parent is as set forth on SCHEDULE II hereto. All of the issued and outstanding capital stock of Buyer is owned of record and beneficially by Parent, and all of the issued and outstanding capital stock of Acquisition Sub is owned of record and beneficially by Buyer. Except as set forth on SCHEDULE II, there are no outstanding securities, options, warrants, rights or agreements or other commitments pursuant to which Parent is or may become obligated to issue any shares of its capital stock, or any securities convertible into or exercisable or exchangeable for such capital stock.

           5.4. NONCONTRAVENTION; CONSENTS. (a) Neither the execution, delivery and performance of this Agreement and the Related Documents to which Parent, Buyer or Acquisition Sub is a party nor the consummation by Parent, Buyer or Acquisition Sub of the transactions contemplated hereby or thereby nor compliance by Parent, Buyer or Acquisition Sub with any provision hereof or thereof shall (i) violate any Law, the result of which would prevent the consummation by Buyer of the transactions contemplated hereby or (ii) other than with respect to waivers or consents received on or prior to the date hereof, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Parent, Buyer or Acquisition Sub is a party or by which the any such party is bound or to which any of their respective properties is subject the result of which would prevent the consummation by Parent, Buyer or Acquisition Sub of the transactions contemplated hereby.

           (b) Except for requisite filings under the HSR Act or as otherwise contemplated by this Agreement or any Related Document, and except for consents and waivers received on or prior to the date hereof, no material permit, authorization, consent or approval of or by, or any material notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Parent, Buyer or Acquisition Sub of this Agreement and the Related Documents to which Parent, Buyer or Acquisition Sub is a party or the consummation by any such party of the transactions contemplated hereby or thereby.

        5.5. SEC DOCUMENTS. Parent and Buyer have furnished the Company, WJR and DCR with a correct and complete copy of each report, schedule, and final registration statement filed by Parent or Buyer with the SEC on or after January 1, 1994 (the "SEC Documents"), which are all the documents (other than preliminary materials) that Parent and Buyer were required to file with the SEC on or after January 1, 1994. As of their respective dates or, in the case of registration statements, their effective dates, none of the SEC Documents (including all exhibits and schedules thereto) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. The financial statements of Parent and Buyer included in the SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Parent or Buyer, as the case may be, and their consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Parent and Buyer have filed all documents and agreements which were required to be filed as exhibits to the SEC Documents. SCHEDULE III sets forth a correct and complete list of all documents or agreements, if any, which would be included as exhibits to an Annual Report on Form 10-K and which have not heretofore been filed as an exhibit to any of the SEC Documents, if Parent or Buyer were required to file such Form 10-K for the period ended on the date immediately preceding the date of this Agreement and long-term debt agreements which are not required to be filed pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K promulgated by the SEC.

        5.6. BROKERS. None of Parent, Buyer, Acquisition Sub or any of their respective officers, directors, stockholders or employees (or any Affiliate of any of the foregoing) has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

           5.7. PROSPECTIVE BREACH. None of Parent, Buyer or Acquisition Sub has actual knowledge of (i) any fact that causes any representation or warranty by the Company, any Subsidiary or any Shareholder contained in this Agreement or any Related Document to be untrue or inaccurate in any material respect as of the Closing or (ii) any fact that causes or could reasonably be anticipated to cause a material breach of any obligation or covenant of the Company, any Subsidiary or any Shareholder contained in this Agreement or any Related Document; PROVIDED, HOWEVER, that in no event shall the representation contained in this Section 5.7 obviate or diminish the representations and warranties of the Company, the Subsidiaries and the Shareholders contained in this Agreement and the Related Documents and the indemnification obligations of the Designated Shareholders contained in Section 8.

           5.8. NO DEFAULTS. Parent, Buyer and Acquisition Sub have in all material respects performed all the obligations required to be performed by them to date and are not in default or alleged to be in default in any material respect under any Contract listed as an exhibit to Parent's most recently filed Annual Report on Form 10-K (the "Form 10-K") or those contracts listed on
Schedule III attached hereto.

           5.9. ABSENCE OF CHANGES. Since the date of the most recently filed Quarterly Report on Form 10-Q of Parent, there has not been any Material Adverse Change with respect to Parent, Buyer and Buyer's subsidiaries, taken as a whole.

           5.10. LITIGATION, ETC. Except as set forth in the Form 10-K, there are no (i) Proceedings currently pending or, to the Best Knowledge of Parent, threatened against Parent, Buyer or Acquisition Sub, whether at law or in equity, or before or by any Governmental Entity or arbitrator or (ii) Orders of any Governmental Entity or arbitrator against Parent, Buyer or the Acquisition Sub that are currently effective that, in the case of either (i) or (ii) above, would result in a Material Adverse Effect to Parent, Buyer and Buyer's subsidiaries, taken as a whole.

           5.11. COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. The business of Parent and Buyer has not and is not being conducted in violation in any material respect of any Law, Order or Permit, including, without limitation, Environmental, Health and Safety Laws. No investigation or review by any Governmental Entity with respect to any material matter regarding Parent, Buyer or Acquisition Sub is pending or, to the Best Knowledge of Parent, threatened in writing, nor has any Governmental Entity notified Parent, Buyer or the Acquisition Sub of its intention to conduct the same. Parent, Buyer and Acquisition Sub have all material Permits necessary for the conduct of their business, including those required under any Environmental, Health and Safety Laws, such Permits are in full force and effect, no material violations are or have been recorded in respect of any thereof and no Proceeding is currently pending or, to the Best Knowledge of Parent, threatened in writing to revoke or limit any thereof.

           SECTION 6.  CERTAIN AGREEMENTS.

         6.1. CONFIDENTIALITY. The Designated Shareholders and TJR agree that all confidential or proprietary information or workproducts relating to the Subject Business that is known to the Designated Shareholders and TJR as of the Closing Date is the sole property of the Company (other than the patents to be licensed to Venture after the Closing Date under the Amended License Agreement). The Designated Shareholders and TJR agree that they will not use or disclose such information or workproduct except for the benefit of the Company and the Surviving Corporation, and the Designated Shareholders and TJR will take reasonable steps to protect such information and workproduct from misuse, loss, theft or accidental disclosure.

         6.2. CONSENTS. Each party shall use its reasonable best efforts, and the other parties shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each Person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the transactions contemplated hereby.

           6.3. EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, the parties shall do or cause to be done all such reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable.

           6.4. PUBLIC ANNOUNCEMENTS. Each party agrees that, except (i) as otherwise required by Law and (ii) for disclosure to its respective directors, officers, employees, financial advisors, potential financing sources, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis and with whom such party has a confidential relationship, it will not issue any reports, statements or releases, in each case pertaining to this Agreement or the transactions contemplated hereby, without the prior written consent of the Company or Buyer, as the case may be, which consent shall not unreasonably be withheld or delayed.

           6.5. RELEASE. (a) Anything contained herein to the contrary notwithstanding, by the execution and delivery of this Agreement, in consideration of the mutual covenants and agreements contained herein, including, without limitation, the cash and securities of Parent to be received in the Merger, each of the Shareholders hereby irrevocably releases and forever discharges the Company (for the benefit of the Company, Parent, Buyer, Acquisition Sub, the Surviving Corporation and their respective parents, subsidiaries, Affiliates, divisions and predecessors and their past and present directors, officers, employees, stockholders and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the "Released Persons")) of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, Contracts, controversies, omissions, promises, variances, trespasses, damages, Liabilities, judgments, executions, claims and demands whatsoever, in law or in equity which against the Released Persons such Shareholders ever had, now has or which he hereafter can, shall or may have, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time on or prior to the Effective Date; PROVIDED, HOWEVER, anything contained in this Agreement to the contrary notwithstanding, in no event shall this Section 6.5 release any obligation of Parent, Buyer or Acquisition Sub owing to the Shareholders that is set forth in this Agreement or any Related Document.

           (b) Each Shareholder specifically represents and warrants to the Released Persons that he, she or it has not assigned any such claim set forth in paragraph (a) above, and agrees to indemnify and hold harmless the Released Persons from and against any and all losses or damages arising from or in any way related to (i) any such assignment, and (ii) any action by any third party arising from or in any way related to the relationship among such Shareholder and the Released Persons, which is the subject of this Section 6.5.

           6.6.  TAX TREATMENT OF PREFERRED STOCK AND WARRANTS.   Each party
agrees to report the Preferred Stock and Warrants as part of the Merger Consideration (and not as compensation) received by WJR and DCR in exchange for their Merger Shares for all Tax purposes on all Tax Returns.

        6.7. INVENTORY. It is understood that within a reasonable time after the Closing, the Company will create a list (the "Inventory List") of all inventory of the Company by product that had been in inventory for one year prior to the date of Closing (the "Excess Inventory"). Each Designated Shareholder will review and comment on the accuracy of the Inventory List and recommend changes to it. The Company will make reasonable revisions to the Inventory List. Both the Company and the Designated Shareholders will make commercially reasonable efforts to sell the Excess Inventory, including selling such Excess Inventory to Encore; PROVIDED, HOWEVER, that no such sale shall harm existing sales to Buyer's existing customers. Upon the first anniversary of the date hereof, the difference between the stated inventory cost and the scrap value of any and all Excess Inventory and the difference between the aggregate stated inventory cost and the aggregate value received pursuant to any and all sales which were made below the stated inventory cost will be deemed obsolete inventory (the "Obsolete Inventory.")

           SECTION 7.  [INTENTIONALLY OMITTED]

           SECTION 8.  INDEMNIFICATION.

           8.1.  INDEMNIFICATION GENERALLY; ETC.  From and after the Closing
Date:

                (a) BY THE SHAREHOLDER GROUP IN FAVOR OF THE BUYER GROUP. The Shareholder Group jointly and severally agrees to indemnify and hold harmless the Buyer Group for any and all Losses they may suffer, sustain or incur as a result of:

                      (i) the untruth, inaccuracy or breach of any representation or warranty of the Company contained in Section 4 or in the Disclosure Letter, any Related Document or any certificate delivered in connection herewith at or before the Closing; or

                    (ii) the breach of any agreement or covenant of the Company or any Subsidiary contained in this Agreement or in the Disclosure Letter or any Related Document with respect to obligations to be performed on or prior to the Closing Date; or

                   (iii) the assertion of any claim, demand, Liability or obligation against any member of the Buyer Group arising from or in connection with any assertion by any current or former shareholder or optionholder of the Company or any Subsidiary or the heirs, representatives or estate thereof of any impropriety with respect to any actions or transactions of or involving the Company or the Subsidiaries prior to or at the Closing (including, without limitation, the actions and transactions contemplated by this Agreement and the Related Documents and the manner and amount of consideration paid to each Shareholder for the Merger Shares).

                (b) BY THE SHAREHOLDERS IN FAVOR OF THE BUYER GROUP. Each Shareholder and his, her or its successors, assigns, heirs, representatives and estate, as the case may be, agrees (severally and not jointly) to indemnify and hold harmless the Buyer Group for any and all Losses they may suffer, sustain or incur as a result of:

                      (i) the untruth, inaccuracy or breach of any representation or warranty of such Shareholder contained in Section 3 or in the Disclosure Letter, any Related Document to which such Shareholder is a party or any certificate delivered by such Shareholder in connection herewith at or before the Closing; or

                    (ii) the breach by such Shareholder of any agreement or covenant to be performed by such Shareholder contained in this Agreement or in any Related Document to which such Shareholder is a party.

                (c) BY PARENT, BUYER AND ACQUISITION SUB IN FAVOR OF THE SHAREHOLDERS. Parent, Buyer and Acquisition Sub jointly and severally agree to indemnify and hold harmless the Shareholders for any and all Losses they may suffer, sustain or incur as a result of:

                      (i) the untruth, inaccuracy or breach of any representation or warranty of Parent, Buyer or Acquisition Sub contained in Section 5 or in any Related Document or any certificate delivered in connection herewith or therewith at or before the Closing; or

                    (ii) the breach of any agreement or covenant of Parent, Buyer or Acquisition Sub contained in this Agreement or in any Related Document.

           8.2. LIMITATIONS ON INDEMNIFICATION. Anything contained herein to the contrary notwithstanding:

                (a) INDEMNITY BASKETS FOR THE SHAREHOLDER GROUP. The Buyer Group shall not have the right to be indemnified pursuant to Section 8.1(a) (other than with respect to Designated Tax Losses and Section 4.8(b), which are addressed below) unless and until the Buyer Group shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $500,000, in which event the right to be indemnified shall apply only to the extent such Losses exceed $500,000; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this Section 8.2(a) apply to the rights of the Buyer Group to be indemnified pursuant to (i) Section 8.1(a)(i) with respect to the representations and warranties set forth in Sections 4.3, 4.4(a), 4.8, 4.18, 4.19, 4.26 and willful breaches, and (ii) Sections 8.1(a)(ii) and
     (iii). Anything contained in this Section 8.2(a) to the contrary notwithstanding, the Buyer Group shall not have the right to be indemnified for Designated Tax Losses pursuant to Section 8.1(a)(i) with respect to the representations and warranties set forth in Section 4.8(a) unless and until the Buyer Group shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $20,000, in which event the right to be indemnified shall apply only to the extent such Losses exceed $20,000. Anything contained in this Section 8.2(a) to the contrary notwithstanding, with respect to indemnification for breaches of Section 4.8(b), the Buyer Group shall not have the right to be indemnified pursuant to Section 8.1(a)(i) unless and until the Buyer Group shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $50,000, in which event the right to be indemnified shall apply only to the extent such Losses exceed $50,000.

                (b) INDEMNITY LIMITATIONS FOR THE SHAREHOLDER GROUP. The sum of all Losses pursuant to which indemnification is payable by the Shareholder Group pursuant to Section 8.1(a) shall not exceed $4,000,000 in the aggregate; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this Section 8.2(b) apply to the rights of the Buyer Group to be indemnified pursuant to (i) Section 8.1(a)(i) with respect to the representations and warranties set forth in Sections 4.3, 4.4(a), 4.8 and willful breaches, and (ii) Sections 8.1(a)(ii) and (iii).

                (c) INDEMNITY BASKETS FOR THE BUYER GROUP. The Shareholders shall not have the right to be indemnified pursuant to Section 8.1(c) unless and until the Shareholders shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $500,000, in which event the right to be indemnified shall apply only to the extent such Losses exceed $500,000; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this Section 8.2(c) apply to the rights of the Shareholders to be indemnified pursuant to (i) Section 8.1(c)(i) with respect to the representations and warranties set forth in Sections 5.2, 5.3, 5.6, 5.7 and willful breaches, (ii) Section 8.1(c)(ii), and (iii) any breach by Parent with respect to obligations of Parent set forth in the Certificate of Designation and the Warrants.

                (d) INDEMNITY LIMITATIONS FOR THE BUYER GROUP. The sum of all Losses pursuant to which indemnification is payable by Parent, Buyer and Acquisition Sub pursuant to Section 8.1(c) shall not exceed $4,000,000 in the aggregate; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this Section 8.2(d) apply to the rights of the Shareholders to be indemnified pursuant to (i) Section 8.1(c)(i) with respect to the representations and warranties set forth in Sections 5.2, 5.3 and willful breaches, (ii) Section 8.1(c)(ii), and (iii) any breach by Parent with respect to obligations of Parent set forth in the Certificate of Designation and the Warrants.
           8.3. ASSERTION OF CLAIMS; PAYMENT OF CLAIMS; FORFEITURE OF PREFERRED STOCK. (a) No claim shall be brought under Section 8.1 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known or (ii) written notice pursuant to
Section 8.4 of any Third Party Claim, the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under Section 8.1 hereof.

                (b) The obligation of the Shareholder Group to indemnify the Buyer Group shall be made by payment to Buyer or the appropriate member of the Buyer Group, provided that so long as any shares of the Preferred Stock are outstanding, such indemnification obligation shall be satisfied by forfeiture of shares of Preferred Stock or dividends payable with respect thereto (at the option of Buyer) pursuant to the terms of the Stock Forfeiture Agreement; PROVIDED, HOWEVER, anything contained in this Agreement to the contrary notwithstanding, in the event that all of the issued and outstanding shares of Preferred Stock are redeemed or extinguished for consideration less than the Liquidation Preference (as defined in the Certificate of Designation) applicable at such time for each share of Preferred Stock plus all accrued and unpaid dividends with respect thereto, then the indemnification obligations of the Shareholder Group under Section 8.1 hereof shall terminate and be of no further force or effect; PROVIDED FURTHER, HOWEVER, that the immediately preceding proviso shall not apply to claims for indemnification made prior to such date of redemption or extinguishment or with respect to rights of the Buyer Group to be indemnified pursuant to those events described in the proviso contained in Section 8.2(b).

           8.4. NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

                (a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Persons thereby are prejudiced by the delay.
     Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

                (b) If the Indemnifying Persons shall acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Persons shall be obligated under the terms of their indemnification obligations hereunder in connection with such Third Party Claim, then the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; PROVIDED, HOWEVER, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgement, if (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons,
     (ii) such action or Proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons or (iii) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim in a timely fashion.

                (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim (under circumstances in which the proviso to the first sentence of Section 8.4(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written acknowledgement referred to in Section 8.4(b), or are otherwise restricted from so assuming by the proviso to the first sentence of Section 8.4(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons may assume the defense of the Third Party Claim, with counsel which shall be reasonably satisfactory to the Indemnifying Persons, and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the Indemnifying Persons, which consent shall not unreasonably be withheld or delayed.

                (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that if the Indemnified Persons do not consent to such settlement of a Third Party Claim (it being understood that such proposed settlement must involve the payment of money only and be in writing and signed by such third party) and the ultimate settlement of such claim involves the payment of money only and is in excess of the amount initially proposed to be settled by the Indemnifying Persons, the maximum amount of any Losses payable by the Indemnifying Persons as a result of the Third Party Claim will not exceed the amount of such initially proposed settlement.

           8.5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the further provisions of this Section 8.5, the representations and warranties of the Shareholders contained in Section 3 and the representations and warranties of the Company contained in Section 4 and the representations and warranties of Parent, Buyer and Acquisition Sub contained in Section 5 shall survive the Closing Date until March 31, 1999; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 3.1, 3.2, 4.3, 4.4(a), 4.18, 4.19, 5.2, 5.3, and 5.6 shall survive the Closing Date without any time limit; the representations and warranties contained in Section 4.17 shall survive the Closing Date until March 1, 2001; and the representations and warranties set forth in Sections 4.8 and 4.16 (with respect to 4.16, to the extent relating to Taxes or the Code) shall survive the Closing Date until the date that is 90 days after the expiration of the statute of limitations, if any, applicable to the matters set forth therein. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable law. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the "Survival Date".

           8.6. NO THIRD PARTY RELIANCE. Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company and the Shareholders contained in this Agreement (including, without limitation, the Disclosure Letter) (i) are being given by the Company and the Shareholders as an inducement to Parent, Buyer and Acquisition Sub to enter into this Agreement (and the Company and the Shareholders acknowledge that Parent, Buyer and Acquisition Sub has expressly relied thereon) and (ii) are solely for the benefit of Parent, Buyer and Acquisition Sub and their Affiliates.
Accordingly, no third party or anyone acting on behalf of any thereof other than the Indemnified Persons, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Company or the Subsidiaries with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Section 8, or otherwise.

         8.7. REMEDIES EXCLUSIVE. The remedies provided for in this Section 8 shall be the exclusive remedies of the Indemnified Persons in connection with any claim, demand, loss, damage, liability or obligation arising under this Agreement or in connection with the transactions contemplated hereby; PROVIDED, HOWEVER, that nothing in this Section 8.7 shall be construed to limit in any way the rights and benefits of, or the remedies available to, any party to this Agreement under or in respect of any other instrument or agreement to which such person may be a party or for fraud.

           SECTION 9.  ADDITIONAL AGREEMENTS.

           9.1. EXPENSES. Except as otherwise provided herein, each of the Company and the Shareholders, on one hand, and Parent, Buyer and Acquisition Sub, on the other hand, shall bear their own expenses in connection with the preparation for and consummation of the Merger and the other transactions contemplated hereby (the "Transaction Expenses"); PROVIDED, HOWEVER, that in the event the Merger is consummated, all Transaction Expenses incurred by the Company, the Subsidiaries and the Shareholders shall be borne PRO RATA by the Shareholders and deducted from the Cash Consideration to be received by the Shareholders in the Merger (or, to the extent not determinable at the Closing, the Shareholders shall pay such expenses after the Closing), and such expenses shall not in any event be the responsibility of the Company, the Surviving Corporation, Buyer or any Affiliate of Buyer; PROVIDED FURTHER, HOWEVER, that Buyer shall pay (i) all fees and expenses of accountants and environmental consultants for services performed pursuant to the written request of Buyer and
(ii) to the extent the legal fees and related legal expenses incurred by the Company and the Shareholders in connection with the Merger exceed $25,000, Buyer shall pay one-half of such excess but in no event greater than $37,500 in the aggregate.

           9.2. DISCLOSURE OF INFORMATION; NONCOMPETITION. (a) From and after the Closing, the Company and the Shareholders who have knowledge of any Confidential Information shall not use or disclose to any Person, except as required by law or judicial process, any Confidential Information for any reason or purpose whatsoever, nor shall they make use of any of the Confidential Information for their own purposes or for the benefit of any Person except the Surviving Corporation, Buyer or any Affiliate thereof.

                (b) Reference is made (i) to Section 7 of the WJR Employment and Noncompete Agreement which provides for a noncompetition covenant by WJR and the payment by Buyer of consideration therefor and (ii) to Section 10 of the DCR Employment and Noncompete Agreement which provides for a noncompetition covenant by DCR and the payment by Buyer of consideration therefor. Such noncompetition provisions are incorporated herein by reference as if set forth herein in their entirety.

           9.3. USE OF NAME. Neither the Company nor the Shareholders shall allege or assert that the name "Venture," "Venture Packaging," "Venture Packaging Midwest" or "Venture Packaging Southeast" (each a "Name") or any variant thereof has not become distinctive and unique and neither the Company nor any of the Shareholders shall allege or assert that such names have not obtained secondary meaning, identifying any Name or any variant thereof as the source of goods associated with such name. The Company and the Shareholders undertake in this Agreement as a matter of contract to refrain from, (A) owning any interest, directly or indirectly, in, or becoming associated with or otherwise lending any aid or support to, any Person (other than the Surviving Corporation, Buyer or any Affiliate thereof) using any Name or any variant thereof or (B) performing any service or offering any goods identified with any Name or any variant thereof in a manner that is likely to cause confusion in the minds of ordinary purchasers, except on behalf of the Surviving Corporation, Buyer or any Affiliate thereof. In connection therewith, it is agreed that the undertaking under this Section 9.3 is of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Section 9.3 would cause the Surviving Corporation, Buyer and their Affiliates irreparable harm. In the event of any such breach, the Surviving Corporation and Buyer shall be entitled, as a matter of right, to injunctive and other equitable relief without waiving any other rights which they may have to damages or otherwise.

           9.4. RELATIONSHIPS WITH VENDORS AND CUSTOMERS. From and after the date hereof, neither the Company nor any of the Shareholders shall take or fail to take any action which could reasonably be expected to, directly or indirectly, have an adverse effect on the Subject Business or the business or operations of Buyer after the Closing, or on the business relationship between the Company, the Surviving Corporation or Buyer and any vendor, supplier or customer thereof.

         9.5. TERMINATION OF AFFILIATE TRANSACTIONS. Each of the Shareholders agrees that, effective as of the Effective Time and without any further action by the Company, the Surviving Corporation or any Shareholder, the Company and the Surviving Corporation shall be released from any and all obligations and liabilities under (i) the agreements set forth in the Disclosure Letter in response to Section 4.19 and (ii) any and all agreements that were not, but by their terms should have been, set forth on Schedule 4.19 to the Disclosure Letter, and all such agreements shall have no further force or effect as of the Effective Time.

           SECTION 10.  [INTENTIONALLY OMITTED]

           SECTION 11.  MISCELLANEOUS PROVISIONS.
           11.1. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Shareholders' Representative, the Company and Buyer.

           11.2. EXTENSION; WAIVER. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by the other party.

           11.3. ENTIRE AGREEMENT. This Agreement and the other agreements and documents referenced herein (including, but not limited to, the Disclosure Letter, the Related Documents and the Exhibits (in their executed form) attached hereto) contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto (including, but not limited to, the letter of intent dated as of June 27, 1997, among Parent, Buyer, the Company and certain of the Shareholders).

           11.4. SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         11.5. NO THIRD PARTY BENEFICIARIES; SUCCESSORS AND ASSIGNS. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, representatives, heirs and estates, as the case may be.
This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto (it being understood that the Shareholders' Representative may consent on behalf of all Shareholders); PROVIDED, HOWEVER, that anything contained herein to the contrary notwithstanding, Parent, Buyer and Acquisition Sub may, without the prior written consent of any other party, assign any or all of its rights and interests hereunder to any lender or lenders providing financing for the transactions contemplated hereby.

           11.6. HEADINGS. Descriptive headings are for convenience only and shall not control or affect in any way the meaning or construction of any provision of this Agreement.

           11.7. NOTICES. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a) if to the Company, the Shareholders' Representative or the Shareholders, to:

                           118 South West Shore Blvd., #308
                           Tampa, Florida 33609
                           Attention:  Willard J. Rathbun;

                      with a copy to:

                           Shumaker, Loop & Kendrick, LLP
                           1000 Jackson
                           Toledo, Ohio 43624
                           Attention:  James White, Esq.
                           Telecopier:  (419) 241-6894; and

                (b) if to Parent, Buyer, the Surviving Corporation or Acquisition Sub, to:

                           Berry Plastics Corporation
                           101 Oakley Street
                           Evansville, Indiana  47710
                           Attention:  Martin R. Imbler
                           Telecopier:  (812) 421-9604;

                           with copies to:

                           First Atlantic Capital, Ltd.
                           135 East 57th Street
                           29th Floor
                           New York, New York  10022
                           Attention:  Joseph S. Levy
                           Telecopier:  (212) 750-0954;

                           and:

                           O'Sullivan Graev & Karabell, LLP
                           30 Rockefeller Plaza
                           New York, New York  10112
                           Attention:  Michael Joseph O'Brien, Esq.
                           Telecopier:  (212) 408-2420.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iv) in the case of mailing, on the third Business Day following such mailing.

           11.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

           11.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Ohio.

           11.10. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

           11.11. CONSTRUCTION. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

           11.12. REMEDIES. Subject to the provisions of Section 8.7, the parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

           11.13. WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, Proceeding or counterclaim arising out of or relating to this Agreement.

           11.14. INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. Each representation, warranty and covenant shall be given independent effect so that if a particular representation, warranty or covenant is breached the fact that another representation, warranty or covenant pertaining to the same or similar subject matter is not breached will not affect the breach or enforceability of such representation, warranty or covenant.

           11.15. PARENT GUARANTY. Subject to and to the extent permitted by covenants contained in any document to which Parent is a party relating to indebtedness or capital stock of Parent, Parent hereby unconditionally and irrevocably guarantees the prompt and complete performance of all of the obligations of Buyer and Acquisition Sub contained in this Agreement and the Related Documents.

           IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement and Plan of Reorganization as of the date first written above.

                                 BPC HOLDING CORPORATION


                                 By:/S/ MARTIN R. IMBLER
                                    Name:   Martin R. Imbler
                                 Title:  President and Chief Executive
                                          Officer


                                 BERRY PLASTICS CORPORATION


                                 By:/S/ MARTIN R. IMBLER
                                    Name:   Martin R. Imbler
                                    Title:  President and Chief Executive
                                             Officer


                                 VABC ACQUISITION CORP.


                                 By:/S/ MARTIN R. IMBLER
                                    Name:   Martin R. Imbler
                                    Title:  President and Chief Executive
                                             Officer


                                 VENTURE PACKAGING, INC.


                                 By:/S/ TIMOTHY J. RATHBUN
                                    Name:   Timothy J. Rathbun
                                    Title:  Vice President


                                 VENTURE PACKAGING SOUTHEAST, INC.


                                 By:/S/ TIMOTHY J. RATHBUN
                                    Name:   Timothy J. Rathbun
                                    Title:  Vice President


                                 VENTURE PACKAGING MIDWEST, INC.


                                 By:/S/ TIMOTHY J. RATHBUN
                                    Name:   Timothy J. Rathbun
                                    Title:  Vice President

                                 THE SHAREHOLDERS:



                                 /S/ WILLARD J. RATHBUN
                                 Willard J. Rathbun


                                 /S/ WILLARD J. RATHBUN
                                 By: Willard J. Rathbun, attorney in
                                      fact for Diane S. Rathbun


                                 /S/ TIMOTHY J. RATHBUN
                                 By: Timothy J. Rathbun, attorney in
                                      fact for D. Craig Rathbun


                                 /S/ TIMOTHY J. RATHBUN
                                 By: Timothy J. Rathbun, attorney in
                                      fact for Jodi D. Conley


                                 TIMOTHY JOHN RATHBUN 1993 TRUST


                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, Trustee


                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, attorney in
                                      fact for Lawrence L. Ballah


                                 MARVIN L. KUNS REVOCABLE
                                 INTERVIVOS TRUST


                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, attorney in
                                      fact for Marvin L. Kuns, Trustee


                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, attorney in
                                      fact for Mary Carol Kuns, Trustee


                                 THE ROGERS FAMILY REVOCABLE
                                 LIVING TRUST

                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, attorney in
                                      fact for Wayne D. Rogers, Trustee


                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, attorney in
                                      fact for Doris E. Rogers, Trustee


                                 ANDREA M. HYDE TRUST NUMBER ONE


                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, attorney in
                                      fact for Andrea M. Hyde, Trustee


                                 ALFRED BERT HYDE REVOCABLE TRUST
                                   NUMBER ONE


                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, attorney in
                                      fact for Lynne Diane Hyde Schwaberow,
                                       Trustee


                                 /S/ TIMOTHY J. RATHBUN
                                 By: Timothy J. Rathbun, attorney in
                                      fact for Shirley A. Schwanger


                                 /S/ TIMOTHY J. RATHBUN
                                 By: Timothy J. Rathbun, attorney in
                                      fact for Rollin G. Schwanger


                                 /S/ TIMOTHY J. RATHBUN
                                 By: Timothy J. Rathbun, attorney in
                                      fact for Gary Schuster


                                 /S/ TIMOTHY J. RATHBUN
                                 By:  Timothy J. Rathbun, attorney in
                                      fact for Susan Kay Shuster

                                                                ANNEX I



                              DEFINITIONS


           The following terms used in the Agreement and Plan of Reorganization shall have the following respective meanings:


           "ACQUISITION SUB" has the meaning set forth in the caption.

           "AFFILIATE" means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

           "AGREEMENT" has the meaning set forth in the preamble.

           "AMENDED LICENSE AGREEMENT" has the meaning set forth in Section 1.7(b)(vii).

           "BANK ONE" shall mean Bank One, Cleveland, N.A.

           "BEST KNOWLEDGE" of any Person shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson could have obtained in the management of his business affairs after making due inquiry and exercising due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the Best Knowledge of WJR, DCR, TJR, Brett C. Bauer, Joseph Kelleher and John P. Wilson shall be imputed to be the Best Knowledge of the Company.

           "BUSINESS DAY" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

           "BUYER" has the meaning set forth in the caption.

           "BUYER GROUP" means Buyer, Parent, Acquisition Sub, the Surviving Corporation, the Subsidiaries and each of their respective successors and assigns, and each of their officers, directors, employees, representatives and Affiliates, other than any Shareholder and any Person who is an officer or employee of the Company or any Subsidiary prior to the Closing.

           "CASH CONSIDERATION" has the meaning set forth in Section 2.1(a).

           "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

           "CERCLIS" means the Comprehensive Environmental Response, Compensation, and Liability Information System.

           "CERTIFICATE OF DESIGNATION" has the meaning set forth in Section 1.7(c)(iii).
           "CERTIFICATE OF MERGER" has the meaning set forth in the preamble.

           "CLOSING" has the meaning set forth in Section 1.7(a).


           "CLOSING DATE" has the meaning set forth in Section 1.7(a).

           "CODE" means the Internal Revenue Code of 1986, as amended.

           "COMPANY" has the meaning set forth in the caption.

           "COMPANY COMMON STOCK" has the meaning set forth in the preamble.

           "COMPANY'S BY-LAWS" means the by-laws of the Company.

           "COMPANY'S CHARTER" means the certificate of incorporation of the Company.

           "CONFIDENTIAL INFORMATION" means Intellectual Property Rights of the Company, the Subsidiaries and the Surviving Corporation and all information of a proprietary or confidential nature relating to the Company, the Subsidiaries, the Surviving Corporation or the Subject Business excluding any information that (i) as of the Closing Date, is in the public domain, (ii) after the Closing Date enters the public domain through no wrongful action or inaction on the part of any Shareholder, and (iii) is communicated to a Shareholder by a third party under no duty of secrecy or confidentiality to any Person.

           "CONSTITUENT CORPORATIONS" has the meaning set forth in Section 1.1.

           "CONTRACT" means any written or oral loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, permit, concession, franchise or license.

           "CONTROL" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

           "CORPORATE RIGHTS" has the meaning set forth in Section 1.3.

           "COUNTY" shall mean Anderson County, South Carolina.

           "DCR" has the meaning set forth in Section 1.7(b)(vi).

           "DCR EMPLOYMENT AND NONCOMPETE AGREEMENT" has the meaning set forth in Section 1.7(b)(vi).

           "DELAWARE STATUTE" has the meaning set forth in the preamble.

           "DESIGNATED SHAREHOLDER(S)" means WJR and DCR.

           "DESIGNATED TAX LOSS" means any and all Losses arising from or in connection with the assertion of any claim, demand, Liability or obligation against any member of the Buyer Group arising from or in connection with any Taxes, penalties or interest due to any state or local taxing entity or authority, including, but not limited to, underpayment or deficiency of state or local income Tax, state or local sales and use Tax, non-payment of withholding of state or local Tax from employee wages, state franchise or gross receipts Tax and assessments for property tax on equipment.

           "DISCLOSURE LETTER" has the meaning set forth in Section 4.1.

           "EFFECTIVE TIME" has the meaning set forth in Section 1.2.

           "EMPLOYEE PLAN" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) as well as any other plan, program or arrangement involving direct and indirect compensation, under which the Company, any Subsidiary or any ERISA Affiliate of the Company or any Subsidiary has any present or future obligations or Liability on behalf of its employees or former employees, contractual employees or their dependents or beneficiaries.

           "ENCORE" has the meaning set forth in Section 1.7(b)(iv).

           "ENCORE SUPPLY AGREEMENT" has the meaning set forth in Section 1.7(b)(iv).

           "ENCUMBRANCES" means and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

           "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all Laws, Permits and Contracts with Governmental Entities relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including, but not limited to, the Solid Waste Disposal Act, as amended, 42 U.S.C. <section><section>6901, ET SEQ., the Clean Air Act, as amended, 42 U.S.C. <section><section>7401 ET SEQ., the Federal Water Pollution Control Act, as amended, 33 U.S.C. <section><section>1251 ET SEQ., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
<section><section>11001 ET SEQ., the Comprehensive Environmental Response,
Compensation, and Liability Act, as amended, 42 U.S.C. <section><section>9601 ET SEQ., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. <section>1804 ET SEQ., the Occupational Safety and Health Act of 1970, the regulations promulgated thereunder, and any similar Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder, and all related common law theories.

           "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

           "ERISA AFFILIATE" means, with respect to any Person, any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

           "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

           "FILOT" shall mean the fee in lieu of taxes which Venture Southeast is obligated to pay to the County under that certain First Amended Lease Agreement dated as of January 1, 1996.
           "FILOT DOCUMENTS" shall mean (i) the Lease Agreement dated as of September 1, 1995 between JEDA and Venture Southeast, as amended by First Amended Lease Agreement dated as of January 1, 1996; (ii) the Indenture dated as of September 1, 1995 between the County and Venture Southeast; (iii) the Inducement Agreement and Millage Rate Agreement dated May 2, 1995 between the County and Venture; (iv) the Escrow Agreement dated as of September 1, 1995 by and among the County, Venture Southeast, as purchaser, Venture Southeast, as Tenant, and McNair Law Firm, P.A., as escrow agent; (v) the not exceeding $45,000,000 Industrial Revenue Bonds, Series 1995 (Venture Packaging Southeast, Inc. Project) issued by the County; and (vi) such other instruments, agreements and documents relating to the transactions contemplated by the foregoing documents as have been executed by, or as are binding upon, Venture, in each case as amended through the date hereof.

           "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.5.

           "GAAP" means generally accepted accounting principles, consistently applied with historical financial statements of the entity.

           "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state or local.

           "HAZARDOUS MATERIALS" means any hazardous or toxic chemicals, materials or substances; any pollutants or contaminants; or crude oil or any fraction thereof (as such terms are defined under any Environmental, Health and Safety Law).

           "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "IDB DOCUMENTS" shall mean: (i) the Loan Agreement dated as of April 1, 1995 between JEDA and Venture Southeast; (ii) the Trust Indenture dated as of April 1, 1995 between JEDA and Bank One Trust Company, NA, as Trustee; (iii) the Bond Placement Agreement dated as of April 1, 1995 between JEDA, Venture Southeast and Bank One, Columbus, NA; (iv) the Remarketing Agreement dated as of April 1, 1995 between Venture Southeast and Bank One, Columbus, NA; (v) the Offering Memorandum with respect to the IDB's; (vi) the IDB's; (vii) the Certificate of Tax Covenants and Representations dated the date of issuance of the IDB's by JEDA and Venture Southeast; (viii) the Letter of Credit issued by Bank One with respect to the IDB's; (ix) the Reimbursement Agreement dated as of April 1, 1995 between Bank One and Venture Southeast (the "Reimbursement Agreement"); (x) the "Borrower Documents" (as such term is defined in the Reimbursement Agreement); and (xi) such other instruments, agreements and documents relating to the transactions contemplated by the foregoing documents as have been executed by, or as are binding upon, Venture Southeast, in each case amended through the date hereof.

           "IDB'S" shall mean the $8,325,000 Adjustable Rate Economic Development Revenue Bonds, Series 1995 (Venture Packaging, Inc. Project) issued by JEDA on behalf of Venture.

           "INDEMNIFIED PERSONS" means the Buyer Group or the Shareholders, as the case may be.

           "INDEMNIFYING PERSONS" means Parent, Buyer, Acquisition Sub, the Shareholders or the Shareholder Group, as the case may be.

           "INTELLECTUAL PROPERTY RIGHTS" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

           "INVENTION ASSIGNMENT AGREEMENTS" has the meaning set forth in
Section 1.7(b)(xiii).

           "JEDA" shall mean the South Carolina Jobs-Economic Development Authority.

           "JOINDER AGREEMENTS" has the meaning set forth in Section
1.7(b)(xiv).

           "LATEST BALANCE SHEET" has the meaning set forth in Section 4.5.

           "LATEST BALANCE SHEET DATE" has the meaning set forth in Section
4.5.

           "LAW" means any law, statute, treaty, rule, directive or regulation or Order of any Governmental Entity.

           "LEASED PROPERTY" has the meaning set forth in Section 4.10(a).

           "LIABILITY" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

           "LOSSES" means any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' and other professionals' fees), assessments, Tax deficiencies and Taxes incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under Section 8.1. In addition, "Losses" shall be determined by deducting therefrom (i) the amount of the Tax benefit, if any, which is realized by such Indemnified Person and (ii) the amount, if any, recovered by the Indemnified Person under insurance policies (net of deductibles and premium increases resulting therefrom), and in each case net of all costs and expenses incurred in recovering such amount.

           "MANAGEMENT STOCKHOLDER AGREEMENT" means the Amended and Restated Stockholders Agreement dated as of June 18, 1996, among Parent, Atlantic Equity Partners International II, L.P. and certain members of management of Buyer.

           "MATERIAL ADVERSE CHANGE" means, with respect to any Person, any material adverse change in the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or business prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance.
           "MATERIAL ADVERSE EFFECT" on any Person means a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or business prospects of such Person.

           "MAXIMUM MERGER CONSIDERATION" has the meaning set forth in Section 2.1(a).

           "MERGER" has the meaning set forth in the preamble.

           "MERGER SHARES" has the meaning set forth in Section 2.1(a).

           "NAME" has the meaning set forth in Section 9.3.

           "ORDERS" means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

           "OWNED REAL PROPERTY" has the meaning set forth in Section 4.10(a).

           "PARENT" has the meaning set forth in the caption.

           "PER SHARE CASH AMOUNT" has the meaning set forth in Section 2.1(a).

           "PERMITS" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

           "PERMITTED ENCUMBRANCES" means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation liens arising in the ordinary course of business; and
(iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent.

           "PERSON" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

           "PREFERRED STOCK" has the meaning set forth in Section 1.7(c)(iii).

           "PROCEEDINGS" means actions, suits, claims, investigations or legal or administrative or arbitration proceedings.

           "PROJECT" shall mean the land, and all buildings and improvements thereon, and all machinery, equipment, fixtures and furniture installed therein, constituting the manufacturing facilities in the County which are currently operated by Venture Southeast.

           "PROPORTIONATE PERCENTAGE" means, as to each Shareholder, the percentage figure that expresses the ratio between the number of Merger Shares (including fractional shares) owned by such Shareholder immediately prior to the Effective Time and the aggregate number of Merger Shares.
           "REAL PROPERTY" has the meaning set forth in Section 4.10(a).

           "RELATED DOCUMENTS" means, collectively, the Certificate of Merger, the Encore Supply Agreement, the WJR Employment and Noncompete Agreement, the DCR Employment and Noncompete Agreement, the Amended License Agreement, the Invention Assignment Agreements, the Joinder Agreements, the Certificate of Designation, the Warrants and the Stock Forfeiture Agreement.

           "RELEASED PERSONS" has the meaning set forth in Section 6.5.

           "REQUISITE RIGHTS" has the meaning set forth in Section 4.11(a).

           "SEC" means the Securities and Exchange Commission.

           "SEC DOCUMENTS" has the meaning set forth in Section 5.5.

           "SSRB" shall mean that certain not exceeding $875,000 principal amount special source revenue bond issued by the County pursuant to that certain Inducement Agreement and Millage Rate Agreement dated May 2, 1995 between the County and Venture Southeast.

           "SSRB DOCUMENTS" shall mean (i) Master Ordinance No. 95-016 enacted by the County on August 15, 1995; (ii) Supplemental Ordinance No. 95-017 enacted by the County on August 15, 1995; (iii) the SSRB's; (iv) the Inducement Agreement and Millage Rate Agreement dated May 2, 1995 between the County and Venture Southeast; and (v) such other instruments, agreements and documents relating to the transactions contemplated by the foregoing documents as have been executed by, or as are binding upon, Venture Southeast, in each case as amended through the date hereof.


           "SECURITIES" has the meaning set forth in Section 3.3.

           "SECURITIES ACT" means the Securities Act of 1933, as amended.

           "SHAREHOLDER GROUP" means each of the Shareholders and their respective successors, assigns, representatives, heirs and estate, including any Person established for the benefit of any of the foregoing.

           "SHAREHOLDERS(S)" has the meaning set forth in the caption.

           "SHAREHOLDER MATERIALS" has the meaning set forth in Section 1.6(b).


           "SHAREHOLDERS' EXPENSES" has the meaning set forth in Section
2.1(a).

           "SHAREHOLDERS' REPRESENTATIVE" means any of WJR, DCR or TJR, as a representative of the Shareholders pursuant to a Special Power of Attorney executed by each Shareholder on or about August 19, 1997.

           "STOCK FORFEITURE AGREEMENT" means the Stock Forfeiture Agreement dated as of the date hereof among Parent, WJR and DCR, and attached hereto as EXHIBIT N.
           "SUBJECT BUSINESS" has the meaning set forth in the preamble.

           "SUBSIDIARY" and "SUBSIDIARIES" has the meaning set forth in the Preamble.

           "SURVIVAL DATE" has the meaning set forth in Section 8.5.

           "SURVIVING CORPORATION" has the meaning set forth in Section 1.1.

           "TAX" means any of the Taxes.

           "TAX RETURNS" means Federal, state, local and foreign tax returns, reports, statements, declarations of estimated tax and forms.

           "TAXES" means, with respect to any entity, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity (if any) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, (B) being a member of an affiliated or combined group or (C) any contractual obligation.

           "THIRD PARTY CLAIM" has the meaning set forth in Section 8.4.

           "TJR" means Timothy J. Rathbun, a Shareholder.

           "TRANSACTION EXPENSES" has the meaning set forth in Section 9.1.

           "VENTURE SOUTHEAST" means Venture Packaging Southeast, Inc., a South Carolina Corporation.

           "WARRANTS" has the meaning set forth in Section 1.7(c) (v).

           "WJR" has the meaning set forth in Section 1.7(b)(v).

           "WJR EMPLOYMENT AND NONCOMPETE AGREEMENT" has the meaning set forth in Section 1.7(b)(v).

           "WORKERS UNION" has the meaning set forth in Section 4.15.